UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐    Soliciting Material Pursuant to §240.14a-12
URBAN EDGE PROPERTIES
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March 30, 2017
Dear Shareholder:

The Board of Trustees and officers of Urban Edge Properties, a Maryland real estate investment trust, join me in extending to you a cordial invitation to attend the 2017 annual meeting of our shareholders. This meeting will be held on Wednesday, May 10, 2017, at 9:30 a.m. Eastern Time, at the offices of Sullivan & Cromwell LLP, 535 Madison Avenue, New York, NY 10022.
As permitted by the rules of the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or E-proxy notice, to our shareholders of record as of the close of business on March 13, 2017. The E-proxy notice contains instructions for your use of this process, including how to access our proxy statement and annual report and how to authorize your proxy to vote online. In addition, the E-proxy notice contains instructions on how you may receive a paper copy of the proxy statement and annual report or elect to receive your proxy statement and annual report over the Internet.
If you are unable to attend the annual meeting in person, it is very important that your shares be represented and voted at the meeting. You may authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. If you authorize your proxy to vote your shares over the Internet, return your proxy card by mail or vote by telephone prior to the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.
We look forward to seeing you on May 10, 2017.
Sincerely,

Jeffrey S. Olson
Chairman of the Board and Chief Executive Officer

Urban Edge Properties
888 Seventh Avenue
New York, New York 10019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 10, 2017

To Our Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Urban Edge Properties (“we”, the “Company” or “UE”), to be held on Wednesday, May 10, 2017, at 9:30 a.m. Eastern Time, at the offices of Sullivan & Cromwell LLP, 535 Madison Avenue, New York, NY 10022, for the following purposes:

1.	To elect three trustees named in the Proxy Statement, each to serve until our annual meeting of shareholders held in 2018 and until their successors are duly elected and qualify;

2.	To consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017;

3.	To consider and vote, on a non-binding advisory basis, on a resolution to approve the compensation of our named executive officers as described in the Proxy Statement; and

4.	To transact such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.
We are furnishing proxy materials to you electronically, via the Internet, instead of mailing printed copies of those materials to each shareholder. We believe that this process expedites receipt of our proxy materials by shareholders, while lowering the costs and reducing the environmental impact of our Annual Meeting. We have provided a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record on March 13, 2017. The Notice contains instructions on how to access our Proxy Statement and annual report over the Internet and how to vote online. The Notice also includes instructions on how you can request and receive a paper copy of the Proxy Statement and annual report for this Annual Meeting and future meetings of shareholders.
The Board of Trustees has fixed the close of business on March 13, 2017 as the record date for determining the shareholders entitled to notice of and to vote at our Annual Meeting. Only holders of record of our common shares of beneficial interest, par value $.01 per share (the “Common Shares”), as of the close of business on March 13, 2017 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.
The Board of Trustees appreciates and encourages your participation in the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. You may authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you requested and received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may vote by telephone as described in your proxy card. If you vote your shares over the Internet, by mail or by telephone prior to the Annual Meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting, as described in the Proxy Statement. If you intend to attend the meeting in person, you must bring with you appropriate identification, as further described in the Proxy Statement.

By Order of the Board of Trustees,

ROBERT C. MILTON III

EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

New York, New York
March 30, 2017

Urban Edge Properties
888 Seventh Avenue
New York, New York 10019

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why did I receive a Notice of Internet Availability of Proxy Materials?
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and our annual report available to our shareholders electronically via the Internet. We provided a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record on March 13, 2017. If you received the Notice electronically, you will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials contained in the Notice.
Urban Edge Properties (“we”, the “Company” or “UE”) has furnished this Proxy Statement to you in connection with the solicitation of proxies by our Board of Trustees (“Board”) for use at the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Sullivan & Cromwell LLP, 535 Madison Avenue, New York, NY 10022, on Wednesday, May 10, 2017, at 9:30 a.m. Eastern Time. The Notice and this Proxy Statement provide the information you need to know to vote by proxy or in person at the Annual Meeting.
What items will be voted on at the Annual Meeting?
Shareholders will vote on the following items at the Annual Meeting:

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Proposal 1: the election of the three trustees named in this Proxy Statement, each to serve until our annual meeting of shareholders held in 2018 and until their successors are duly elected and qualify;

•	Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

•	Proposal 3: the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement.
In addition, shareholders will vote on such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.
What is the Board’s voting recommendation for each item to be considered at the Annual Meeting?
The Board recommends that you vote your shares as follows:

•	Proposal 1: “FOR” the election of the three trustee nominees named in this Proxy Statement;

•	Proposal 2: “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017; and

•	Proposal 3: “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in this Proxy Statement.
What vote is required to approve the proposals?
Once a quorum is present, the following vote is required to approve each proposal:

•	Proposal 1: The election of a trustee nominee must be approved by a plurality of the votes cast. Shareholders do not have the right to cumulate their votes for trustees.

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Proposals 2 and 3: The ratification of the appointment of Deloitte & Touche LLP and the non-binding advisory approval of the compensation of our named executive officers must each be approved by a majority of the votes cast on the proposal.

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Other Items: A majority of the votes cast will be sufficient to approve any other matter which may properly come before the Annual Meeting. The Board does not know of any other matters that may properly be brought before the Annual Meeting.

What is the quorum for the meeting?
The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have authorized a proxy on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.
If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting sine die or from time to time to a date not more than 120 days after the original record date of March 13, 2017 without notice other than announcement at the meeting.
Who is entitled to attend and vote at the Annual Meeting?
All shareholders of record as of the close of business on March 13, 2017, the record date for the Annual Meeting, are entitled to attend and vote at the Annual Meeting. You may authorize a proxy to vote your shares without attending the Annual Meeting. You are entitled to cast one vote for each whole common share of beneficial interest, par value $.01 per share (a “Common Share”), you held of record as of the record date. As of the record date, there were 99,824,762 shares of our Common Shares issued and outstanding.
Attendance at the Annual Meeting is limited to shareholders. In order to attend the Annual Meeting in person, each shareholder will be required to present valid U.S. federal or state government issued picture identification, such as a driver’s license or passport, to confirm share ownership as of the record date. Beneficial owners will also be required to present proof of beneficial ownership, such as a vote instruction form or brokerage statement, to be admitted to the meeting. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting room at the Annual Meeting.
Directions to attend the Annual Meeting and vote in person are available at our website at www.uedge.com.
What is the difference between a shareholder of record and a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the shareholder of record with respect to those shares, and the Notice, and if requested, the proxy materials, were sent directly to you by AST.
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice, and if requested, the proxy materials, will be forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form” provided to you by the organization that holds your shares.
If I am a shareholder of record, how do I vote?
Whether or not you plan to attend the Annual Meeting, we urge you to authorize your proxy to vote your shares. As described in the Notice, there are four ways to vote:

•	Via the Internet. You may authorize a proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the Notice.

•	By Telephone. If you received your proxy materials by mail, you may authorize a proxy by calling the toll free number found on the proxy card.

•	By Mail. If you received your proxy materials by mail, you may authorize a proxy by filling out the proxy card and sending it back in the envelope provided.

•	In Person. You may vote in person at the Annual Meeting. We will give you a ballot when you arrive at the Annual Meeting.
Telephone and internet authorization methods for shareholders of record will be available until 11:59 p.m. (Eastern Time) on May 9, 2017. If you vote by mail, you must ensure proper completion and receipt of the proxy no later than May 9, 2017.
If I am a beneficial owner of shares held in street name, how do I vote?
If you own shares held by a broker, you may instruct your broker to vote your shares in the manner that you direct by following the instructions that the broker provides to you. Most brokers will allow you to provide voting instructions or vote in person using the following methods:

•	Via the Internet. You may provide voting instructions via the Internet by visiting www.proxyvote.com and entering the control number found on the vote instruction form included with the Notice.

•	By Telephone. If you received your proxy materials by mail, you may provide voting instructions by calling the toll free number found on the vote instruction form.

•	By Mail. If you received your proxy materials by mail, you may provide voting instructions by filling out the vote instruction form and sending it back in the envelope provided.

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In Person. If you are the beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions on how to obtain a legal proxy.

Can I change my vote after I have voted?
Yes. If you are a shareholder of record, you may revoke a proxy at any time prior to its exercise by filing with our Secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy. If you are the beneficial owner of shares held in street name, you must contact the organization that holds your shares to receive instructions as to how you may revoke your voting instructions.
How are proxies voted?
Proxies properly submitted via the Internet, mail or telephone will be voted at the Annual Meeting in accordance with your directions. If your properly-submitted proxy does not provide voting instructions on a proposal, then the proxy holders will vote your shares (i) in the manner recommended by the Board on all matters presented in this Proxy Statement and (ii) as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
How are abstentions and broker non-votes treated?
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item (such as the election of trustees and the non-binding advisory vote approving our named executive officer compensation) and has not received instructions from the beneficial owner.
If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange (“NYSE”) rules to vote your shares on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of trustees or on the non-binding advisory vote approving our named executive officer compensation, and if you do not instruct the broker on how to vote your shares on these matters, a broker non-vote will occur and your shares will not be voted.
Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote on any of the proposals.
Who has paid for this proxy solicitation?
We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our shareholders, the proxy materials and any additional materials furnished to shareholders. We have requested banks, brokers or other nominees and fiduciaries to forward the proxy materials to beneficial owners of our Common Shares and to obtain authorization for the execution of proxies. We will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners upon request.
Proxies may be solicited by our trustees, officers or employees personally or by telephone without additional compensation for such activities. No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.
Where can I find additional information?
Our website is located at www.uedge.com. Although the information contained on or connected to our website is not part of this Proxy Statement, you can view additional information on the website, such as the charters of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and reports that we file with the SEC. Copies of these documents may be obtained free of charge by writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary.

PROPOSAL 1

ELECTION OF TRUSTEES

Our Board of Trustees (“Board”) currently consists of seven trustees (“Trustees”). Pursuant to our Amended and Restated Declaration of Trust, our Trustees are divided as equally as possible into three separate classes (Classes I, II and III). Initially, shareholders will elect only one class of Trustees each year. This year, shareholders will elect successors to Trustees in Class II for a one-year term. Commencing with the 2018 annual meeting of shareholders, each Trustee will be elected annually for a term of one year and shall hold office until the next succeeding annual meeting and until a successor is duly elected and qualifies.
On January 7, 2015, Vornado Realty L.P. ("VRLP"), at that time the sole shareholder of the Company, elected the individuals to be members of the Board, and designated the class of Trustees in which each Trustee would serve, all to be effective as of January14, 2015. At our first annual meeting that occurred on May 13, 2016, the Class I Trustees were re-elected for a two-year term.
Under our current Bylaws (the “Bylaws”), at a shareholder meeting to elect Trustees, a plurality of all votes cast at the meeting is sufficient to elect a Trustee (as long as a quorum is present). Once our Board is no longer classified in 2018, our Board will amend our Bylaws to provide that at a shareholder meeting to elect Trustees a majority of all votes cast at the meeting will be sufficient to elect a Trustee (as long as a quorum is present), unless the election is contested, in which case a plurality of all votes cast will be sufficient.
In evaluating the suitability of individual Board members, our Corporate Governance and Nominating Committee takes into account many factors such as general understanding of various business disciplines (e.g., marketing or finance), understanding of the Company’s business environment, educational and professional background, judgment, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent shareholder interests through sound judgment.
The following table sets forth the name, age, starting year, class, the year in which the term will expire and position for each of our current Trustees.

Name	Age	Trustee Since	Class	Year Term Will Expire	Position
Jeffrey S. Olson	49	2014	III	2018	Trustee (Chairman) and Chief Executive Officer
Michael A. Gould	74	2015	II	2017	Trustee
Steven H. Grapstein	59	2015	I	2018	Trustee
Steven J. Guttman	70	2015	II	2017	Trustee
Amy B. Lane	64	2015	I	2018	Trustee
Kevin P. O'Shea	51	2014	II	2017	Trustee
Steven Roth	75	2015	III	2018	Trustee

Nominees for Election to Term Expiring 2018

Messrs. Michael A. Gould, Steven J. Guttman, and Kevin P. O'Shea, each of whom currently serves on our Board as a Class II Trustee, have been nominated to serve on the Board until our 2018 annual meeting of shareholders and until their respective successors are elected and qualify. The Board has no reason to believe that Messrs. Gould, Guttman or O'Shea will be unable, or will decline, to serve if elected. Trustees will be elected by a plurality of the votes cast in the election of Trustees.
The biographical descriptions below set forth certain information with respect to each nominee for election as a Trustee at the Annual Meeting. The Board has identified specific attributes of each nominee that the Board has determined qualify that person for service on the Board.

Michael A. Gould
Michael A. Gould has served as a Trustee since January 14, 2015. Mr. Gould served as Chairman and CEO of Bloomingdale’s, a division of Macy’s Inc., from 1991 to 2014. Prior to joining Bloomingdale’s, Mr. Gould was the President and Chief Operating Officer of Giorgio Beverly Hills beginning in 1986 and became its President and Chief Executive Officer in 1987. Mr. Gould also worked at J.W. Robinson’s Department Stores in Los Angeles from 1978 to 1986, serving as its Chairman and Chief Executive Officer from 1981 to 1986. Since November 2015, Mr. Gould has served on the Board of Directors of David Yurman, a leading fine jewelry and luxury timepiece retailer with over 360 locations worldwide. Mr. Gould received his B.A. from Columbia College in 1966 and his M.B.A. from Columbia Business School in 1968.

Mr. Gould’s qualifications to serve on our Board include his extensive knowledge of and experience in the retail sector and management experience at multiple companies.

Trustee

Trustee Since: 2015
Age: 74

Steven J. Guttman
Steven J. Guttman has served as a Trustee since January 14, 2015. Mr. Guttman is a real estate industry veteran with over 40 years of experience. In January of 2013, Mr. Guttman founded UOVO Fine Art Storage, which is developing next generation, high-tech facilities for fine art storage, and currently serves as UOVO’s Chairman. Prior to founding UOVO, Mr. Guttman had a 30-year career with the Federal Realty Investment Trust, becoming managing Trustee in 1979, President, Chief Executive Officer and Trustee in 1980, and Chairman of the Board and Chief Executive Officer in February 2001, the position he held at the time of retirement in 2003. In 1998, Mr. Guttman founded Storage Deluxe Management Company, a Manhattan-based owner, developer and manager of self-storage facilities, of which he is the principal investor. In the last 15 years, Storage Deluxe has developed approximately 40 properties with in excess of 4 million square feet, primarily in the New York City metropolitan area. Mr. Guttman has been a member of the National Association of Real Estate Investment Trust ("NAREIT") since 1973 and served as a member of the Board of Governors and Executive Committee, including as Chairman of the Board of Governors from 1997-1998. He received a B.A. from the University of Pittsburgh in 1968, and received a J.D. from George Washington University in 1972.

Mr. Guttman’s qualifications to serve on our Board include his extensive career at a large, successful retail REIT (culminating with his service as Chief Executive Officer and Chairman of the Board), and his experience in the REIT industry generally, including his participation in NAREIT.

Trustee

Trustee Since: 2015
Age: 70

Kevin P. O'Shea

Kevin P. O’Shea has served as a Trustee since December 29, 2014. Mr. O’Shea has been the Chief Financial Officer of AvalonBay Communities, Inc. since May 31, 2014. Previously, he had served as Executive Vice President-Capital Markets and as Senior Vice President-Investment Management at AvalonBay. Mr. O’Shea joined AvalonBay in July 2003. Prior to that time, Mr. O’Shea was an Executive Director at UBS Investment Bank, where his experience included real estate investment banking. Earlier in his career, Mr. O’Shea practiced commercial real estate and banking law as an attorney. Mr. O’Shea received his M.B.A. from Harvard Business School, his J.D. from Southern Methodist University and his undergraduate degree from Boston College.

Mr. O’Shea’s qualifications to serve on our Board include his education and experience in business and legal roles, his extensive experience in the REIT sector and his financial expertise stemming from his experience as the Chief Financial Officer of a major REIT and his experience in the real estate investment banking sector.

Trustee

Trustee Since: 2014
Age: 51

THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

Class I and Class III Trustees Whose Terms Are Not Expiring at the Annual Meeting

Currently our Board is divided into three separate classes, but following our annual meeting in 2018, our Board will cease to be classified. The biographical descriptions below set forth certain information with respect to the Class I and Class III Trustees whose terms are not expiring at the Annual Meeting. The Board has identified specific attributes of each such current Trustee that the Board has determined qualify that person for service on the Board.

Jeffrey S. Olson
Jeffrey S. Olson has served as our Chairman and Chief Executive Officer since December 29, 2014 and has served as a Trustee since December 19, 2014. Mr. Olson served as chief executive officer and a member of the board of directors of Equity One, Inc. from 2006 until September 1, 2014, at which time Mr. Olson joined Vornado Realty Trust (“Vornado”) in order to work on the separation of the Company from Vornado. From 2006-2008, Mr. Olson also served as the president of Equity One. Prior to joining Equity One, he served as president of the Eastern and Western Regions of Kimco Realty Corporation from 2002 to 2006. Mr. Olson has a M.S. in Real Estate from The Johns Hopkins University, a B.S. in Accounting from the University of Maryland and was previously a Certified Public Accountant.

Mr. Olson’s qualifications to serve on our Board include his experience as chief executive officer of Equity One and general expertise in real estate operations, as well as his knowledge of the REIT industry developed as an analyst covering many U.S. REITs.

Chairman and Chief Executive Officer

Trustee Since: 2014
Age: 49

Steven H. Grapstein
Steven H. Grapstein has served as a Trustee since January 14, 2015. Mr. Grapstein has been Chief Executive Officer of Como Holdings USA, Inc., an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Como Holdings USA, Inc. Since November 2015, Mr. Grapstein has served on the Board of Directors of David Yurman, a leading fine jewelry and luxury timepiece retailer with over 360 locations worldwide. Since November 2003, Mr. Grapstein has served on the Board of Directors of Mulberry Plc, a UK listed company that wholesales and retails luxury leather goods in over 30 countries. Mr. Grapstein also held the position of Chairman of Presidio International dba A/X Armani Exchange, a fashion retail company from 1999 to June 2014. Mr. Grapstein served as Chairman of Tesoro Corporation (NYSE: TSO) from 2010 through 2014 and served on its board from 1992 through May 2015. Tesoro, a Fortune 100 company, is an independent refiner and marketer of petroleum products and includes over 2,250 retail stations under the Tesoro, Shell, ARCO, Exxon, Mobil and USA Gasoline brands. Mr. Grapstein holds a B.S. in Accounting from Brooklyn College (1979) and is a Certified Public Accountant (1981). He is also a director of several privately held hotel and real estate entities.

Mr. Grapstein’s qualifications to serve on our Board include his broad experience in the real estate and retail sectors across a variety of companies, as well as the knowledge of board responsibilities and mechanics he brings from his experience as a Chairman of a Fortune 100 public company and service on multiple board committees.

Trustee

Trustee Since: 2015
Age: 59

Amy B. Lane
Amy B. Lane has served as a Trustee since January 14, 2015. Ms. Lane was an investment banker for 26 years, primarily specializing in the retail and apparel industry during that time. From 1997 until her retirement in 2002, Ms. Lane served as a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc. Before working at Merrill Lynch, Ms. Lane founded and led the retail industry investment banking unit at Salomon Brothers, Inc., having joined that firm in 1989. Ms. Lane began her investment banking career at Morgan Stanley & Co. in 1977. Ms. Lane is currently a director of TJX Companies, GNC Holdings, Inc. and NextEra Energy. Ms. Lane received an M.B.A. in Finance from The Wharton School and a B.S. degree from the University of Pennsylvania.

Ms. Lane’s qualifications to serve on our Board include her extensive experience in the retail and apparel sectors, as well as her financial expertise from her many years in investment banking.

Trustee

Trustee Since: 2015
Age: 64

Steven Roth
Steven Roth has served as a Trustee since January 14, 2015. Mr. Roth has been the Chairman of the Board of Trustees of Vornado since May 1989 and Chairman of the Executive Committee of the Board of Trustees of Vornado since April 1980. From May 1989 until May 2009, Mr. Roth served as Vornado’s Chief Executive Officer, and has been serving as Chief Executive Officer again from April 15, 2013 until the present. Since 1968, he has been a general partner of Interstate Properties and he currently serves as its Managing General Partner. He is the Chairman of the Board and Chief Executive Officer of Alexander’s, Inc. Mr. Roth was a director of J.C. Penney Company, Inc. (a retailer) from 2011 until September 13, 2013.

Mr. Roth’s qualifications to serve on our Board include his experience in leadership and board responsibilities for a major REIT (as well as with other significant real estate companies), his deep understanding of the class of assets held by the Company and his many years of experience in the real estate field generally.

Trustee

Trustee Since: 2015
Age: 75

CORPORATE GOVERNANCE AND RELATED MATTERS

Board Leadership Structure

Our Board is deeply focused on our corporate governance practices. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer, a Lead Trustee who is independent, Board committees comprised solely of independent Trustees, and active engagement by all Trustees. While the Board understands that some shareholders may prefer for the roles of the Chairman and Chief Executive Officer to be split, the Board believes its current structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent Trustees. We value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. All of our Trustees are independent, except Jeffrey S. Olson, our Chairman and Chief Executive Officer, and Mr. Roth.
As Chairman and Chief Executive Officer, Mr. Olson uses the in-depth focus and perspective gained as a senior executive leading other real estate companies and as an analyst covering many U.S. REITs to effectively and efficiently guide our Board. He fulfills his responsibilities in chairing a very independent board through close interaction with our Lead Trustee, Michael A. Gould, who was elected to serve in that capacity by the independent Trustees of our Board.
The Board concluded that Mr. Olson, as a well-seasoned leader with a track record of running and analyzing real estate companies over a long period of time, is the best person to lead the Board. The Board also considered current Board relationships and determined that there is actual and effective independent oversight of management with Mr. Gould serving as independent Lead Trustee, providing significant independent oversight of the Board and the Board as a whole, being primarily comprised of members independent of management, also serving as an actual and effective independent voice.

Trustee Independence

Our Corporate Governance Guidelines and the NYSE listing standards require that at least a majority of our Trustees, and all of the members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, be “independent.” The NYSE standards provide that, to qualify as an “independent” Trustee, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a Trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).
In addition, our Board has adopted categorical standards to assist it in making determinations of independence. These categorical standards specify certain relationships that our Board has determined not to be material relationships that would categorically impair a Trustee’s ability to qualify as independent, including, among others, (i) a Trustee’s or his or her immediate family member’s status as an employee of an organization that has made payments to the Company, or that has received payments from the Company, not in excess of certain specified amounts; (ii) relationships with organizations with which the Company conducts business, in each case which owe money to the Company or to which the Company owes money not in excess of certain specified amounts; (iii) personal relationships between a Trustee (or a member of the Trustee’s immediate family) with a member of the Company’s management; and (iv) any other relationship or transaction that is not covered by any of the categorical standards that does not involve the payment of more than $100,000 in the most recently completed fiscal year of the Company. The Board of Trustees’ categorical standards are set forth in our Corporate Governance Guidelines on the Company’s website located at www.uedge.com.
In accordance with these categorical standards and the NYSE listing standards, the Board undertook its annual review of the independence of its Trustees on February 24, 2017, at both the meeting of the Corporate Governance and Nominating Committee and the meeting of the Board of Trustees occurring on that date. During this review, the Board considered relationships between each Trustee or members of his or her immediate family and the Company, and whether there were transactions between the Trustees or members of their immediate families and the Company. The Board affirmatively determined that each of our Trustees, other than Messrs. Olson and Roth, satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. Therefore, we believe that all of these Trustees, who constitute a majority of the Board, are independent under the NYSE rules.

Lead Trustee

Our Corporate Governance Guidelines provide that a Lead Trustee shall annually be elected by a majority of the independent Trustees. Mr. Michael A. Gould has served as our Lead Trustee since 2015. The responsibilities and goals of our Lead Trustee are described in our Corporate Governance Guidelines and include the following:

•	Chairing all Board meetings at which the Chairman is not present, including executive sessions of the independent Trustees;

•	Consulting with the Chairman to suggest the schedule of Board meetings and annual or special meetings of shareholders;

•	Providing input to the Chairman to determine agendas for Board meetings;

•	Serving as a liaison between the Chairman/Chief Executive Officer and the independent Trustees;

•	Coordinating with the independent Trustees to evaluate the Chairman/Chief Executive Officer's performance in relation to annual goals and objectives;

•
Helping to develop a high-performing Board, by assisting Trustees in reaching consensus, keeping the Board focused on strategic decisions, managing information flow between the Trustees and management and coordinating activities across various committees; and

•	Supporting effective shareholder communication by the Chairman/Chief Executive Officer and the Board.

Corporate Governance Guidelines

Our Board has adopted a set of Corporate Governance Guidelines to assist it in guiding our governance practices. The Corporate Governance Guidelines are re-evaluated at least annually by the Corporate Governance and Nominating Committee in light of changing circumstances in order to continue serving our best interests and the best interests of our shareholders. During 2016, our Board updated our Corporate Governance Guidelines to include a policy that prohibits our Trustees and officers from entering into hedges or derivative transactions based on the Company's securities. Our Corporate Governance Guidelines are available on our website under “About Us - Governance - Corporate Governance Guidelines” at www.uedge.com, or by requesting a copy in print, without charge, by contacting our Secretary at 888 Seventh Avenue, New York, New York 10019.
Our Trustees stay informed about our business by attending meetings of the Board and its committees and through supplemental reports and communications.

Board Committees

Our Board has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board are reported to the Board, usually at the meeting following such action. Membership of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is each composed of three Trustees who are each independent by reference to the rules, regulations and listing standards of the NYSE. Our Board may from time to time establish other committees to facilitate the management of our company. Copies of the charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are posted on our website at www.uedge.com.
The table below sets forth a summary of our committee structure and membership information.

	Trustee	Audit Committee	Compensation Committee	Corporate Governance and Nomination Committee
	Michael A. Gould*		✓	✓
	Steven H. Grapstein	✓		Chair
	Steven J. Guttman		✓
	Amy B. Lane	✓	Chair
	Kevin P. O'Shea†	Chair		✓

*	Lead Trustee
†	Audit Committee Financial Expert

Audit Committee
The Audit Committee’s purposes are to (i) assist the Board in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, and (d) the performance of the independent registered public accounting firm and the company’s internal audit function; and (ii) prepare an Audit Committee report as required by the SEC for inclusion in our annual proxy statement. The function of the Audit Committee is oversight. Management is responsible for the preparation, presentation and integrity of our financial statements and for the effectiveness of internal control over financial reporting. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. An independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviewing our quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q and annually auditing the effectiveness of internal control over financial reporting and other procedures. Additional information regarding the Audit Committee's duties and responsibilities may be found on our website under "About Us - Governance - Audit Committee Charter."

Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements, and is independent. The Board designated Mr. O'Shea, the Chair of the Audit Committee, as an "Audit Committee Financial Expert". A report of the Audit Committee may be found on page 20.

Compensation Committee
The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting and administration of awards under the Company’s 2015 Omnibus Share Plan. Compensation decisions for our executive officers are made by the Compensation Committee. Decisions regarding compensation of other employees are made by our Chief Executive Officer and are subject to review and approval of the Compensation Committee. The Compensation Committee has authority under its charter to select, retain and approve fees for, and to terminate the engagement of, independent compensation consultants, outside legal counsel or other advisors as it deems appropriate without seeking approval of the Board or management. Additional information regarding the Compensation Committee's duties and responsibilities may be found on our website under "About Us - Governance - Compensation Committee Charter."
Each member of the Compensation Committee qualifies as a “Non-Employee Director” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934 as amended (the "Exchange Act"), as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code and is independent. A report of the Compensation Committee may be found on page 41.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee’s responsibilities include the selection of potential candidates for the Board and the development and review of our Governance Guidelines. It also reviews Trustee compensation and benefits, and oversees annual self-evaluations of the Board and its committees. The committee also makes recommendations to the Board concerning the structure and membership of the other Board committees as well as management succession plans. The committee selects and evaluates candidates for the Board in accordance with the criteria set out in the Company’s Governance Guidelines, a summary of which is provided below. The committee is then responsible for recommending to the Board a slate of candidates for Trustee positions for the Board’s approval. Additional information regarding the Corporate Governance and Nominating Committee's duties and responsibilities may be found on our website under "About Us - Governance - Corporate Governance and Nominating Committee Charter."

Each member of the Corporate Governance and Nominating Committee is independent.

Role of the Board and its Committees in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, each of which addresses risks specific to their respective areas of oversight. In addition to receiving information from its committees, the Board receives updates directly from members of management. In particular, Mr. Olson, due to his management position, is able to frequently communicate with other members of our management team and update the Board on the important aspects of our day-to-day operations. The full Board also oversees strategic and operational risks.
The Audit Committee oversees our risk policies and processes relating to our financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Audit Committee also monitors risks arising from related person transactions. The Audit Committee meets with the audit partner of our independent registered public accounting firm that conducts the review of internal controls over financial reporting to discuss the annual audit plan and any issues that such partner believes warrant attention.
The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on us.
The Corporate Governance and Nominating Committee oversees risks related to, among other matters, our governance structure and processes, succession planning, potential conflict of interest, and violations of the Company's Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as either a member of the Board of Directors or the compensation committee of any other company that has any executive officers serving as a member of our Board or Compensation Committee.

Board and Committee Meetings

In 2016, the Board held five meetings, the Audit Committee held four meetings, the Compensation Committee held eight meetings and the Corporate Governance and Nominating Committee held four meetings. Each Trustee attended all of the Board meetings and their respective committee meetings in 2016. We held our annual meeting of shareholders on May 13, 2016, which was attended by all Trustees.
The independent Trustees of our Board have the opportunity to meet in executive session, without management present, at each Board and committee meeting. The Lead Trustee presides over independent, non-management sessions of the Board.

Nomination of Trustees

Before each annual meeting of shareholders, the Corporate Governance and Nominating Committee considers the nomination of each Trustee whose term expires at the annual meeting of shareholders and will also consider new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a Trustee or for any other reason.
The process that this committee will use to identify a nominee to serve as a member of the Board will depend on the qualities being sought, but the Board should, based on the recommendation of the Corporate Governance and Nominating Committee, select new nominees considering the following, among other, criteria: (i) personal qualities and characteristics, accomplishments and reputation in the business community; (ii) current knowledge and contacts in the communities in which UE does business and in UE’s industry or other industries relevant to UE’s business; (iii) ability and willingness to commit adequate time to board and committee matters; (iv) the fit of the individual’s skills and personality with those of other Trustees and potential Trustees in building a board that is effective, collegial and responsive to the needs of the Company; and (v) diversity of viewpoints, experience and other demographics.
The Corporate Governance and Nominating Committee will consider the criteria described above in the context of an assessment of the perceived needs of the Board as a whole and seek to achieve diversity of occupational and personal backgrounds on the Board. The Board will be responsible for selecting candidates for election as Trustees based on the recommendation of the Corporate Governance and Nominating Committee.
In addition to considering incumbent Trustees, the Corporate Governance and Nominating Committee may identify Trustee candidates based on recommendations from management and shareholders. Shareholder recommendations must be submitted in writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as Trustee, if elected. The Corporate Governance and Nominating Committee may request additional information in order to evaluate the nominee.

Under our current Bylaws (the “Bylaws”), at a shareholder meeting to elect Trustees, a plurality of all votes cast at the meeting is sufficient to elect a Trustee (as long as a quorum is present). Once our Board is no longer classified in 2018, our Board will amend our Bylaws to provide that, at a shareholder meeting to elect Trustees, a majority of all votes cast at the meeting will be sufficient to elect a Trustee (as long as a quorum is present), unless the election is contested, in which case a plurality of all votes cast will be sufficient.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.uedge.com, and these documents are available in print to any shareholder upon request by writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary. Information on or connected to our website is not and should not be considered a part of this Proxy Statement.

Communication with the Board of Trustees

Our Board believes that shareholders and other constituents should have the ability to send written communications to the Board. Therefore, our policy is that all written communications to the Board as a whole should be addressed to the Chairman at Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, c/o Board Secretary. The Chairman will review all relevant written communications with the other members of the Board. Written communications to our independent and/or non-management members of the Board should be addressed to the Lead Trustee at Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, c/o Board Secretary.

COMPENSATION OF TRUSTEES

Non-employee members of the Board are compensated as follows:

(1)	each receives an annual cash retainer equal to $60,000;

(2)
each receives an annual grant of restricted Common Shares or restricted long-term incentive partnership units (“LTIP Units”) in Urban Edge Properties LP (“UELP”), our operating partnership, or restricted Common Stock in the Company with a value equal to $90,000 that will vest on the one-year anniversary of grant;

(3)	the Lead Trustee receives an additional annual cash retainer of $30,000;

(4)	the Chairman of the Audit Committee receives an additional annual cash retainer of $25,000;

(5)	the Chairman of the Compensation Committee receives an additional annual cash retainer of $20,000;

(6)	the Chairman of the Corporate Governance and Nominating Committee receives an additional annual cash retainer of $15,000;
(7) members of the Audit, Compensation and Corporate Governance and Nominating Committees receive additional annual cash retainers of $12,500, $10,000 and $7,500, respectively; and

(8)	the Secretary for meetings of the independent Trustees receives an additional annual cash retainer of $2,500.
2016 Trustee Compensation
The following table summarizes the compensation that earned by and/or paid to our non-employee Trustees in respect of their 2016 Board and Committee service. Mr. Olson, our Chairman and Chief Executive Officer, does not receive compensation for his services as Trustee. Information regarding compensation for Mr. Olson can be found in the “Executive Officer Compensation” section of this Proxy Statement.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
Michael A. Gould	$107,500	$90,000	$197,500
Steven H. Grapstein	$87,500	$90,000	$177,500
Steven J. Guttman	$70,000	$90,000	$160,000
Amy B. Lane	$92,500	$90,000	$182,500
Kevin P. O'Shea	$92,500	$90,000	$182,500
Steven Roth	$60,000	$90,000	$150,000
(1) The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all stock awards granted during 2016 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (FASB ASC Topic 718). See Note 16 to the Consolidated and Combined Financial Statements included in our Annual Report on Form 10‑K (the “Form 10-K) for the year ended December 31, 2016 for a discussion of the relevant assumptions used in calculating the amounts reported for the applicable year.
(2) As of December 31, 2016, each individual who served as a non-employee Trustee during 2016 had outstanding the following number of Common Shares and LTIP Units:

Name	Shares/LTIP Units(1)
Michael A. Gould	16,822
Steven H. Grapstein	16,822
Steven J. Guttman	16,822
Amy B. Lane	16,822
Kevin P. O'Shea	16,822
Steven Roth	4,420,377(2)

(1) In 2016 each Trustee, in connection with their service as Trustee, received 4,658 shares of restricted Common Stock, 1,385 of which vested on May 13, 2016 and 3,273 of which will vest on May 13, 2017.

(2) See footnote 12 to the table setting forth the security ownership of certain beneficial owners and management on page 18 of this Proxy Statement for additional information regarding Steven Roth's beneficial ownership.

Stock Ownership Guidelines

We have adopted equity ownership guidelines for our Board. Under our guidelines, all non-employee Trustees are required to maintain a minimum ownership level of Common Shares (or certain securities convertible into or redeemable for Common Shares) equal to at least three times their annual cash retainer of $60,000. Our non-employee Trustees have until the end of the fifth full calendar year after becoming a Trustee to satisfy the ownership requirement. All non-employee Trustees currently satisfy these guidelines.

EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of our executive officers and key employees. These officers are appointed annually by the Board and serve at the Board’s discretion.

Name	Age	Position
Jeffrey S. Olson	49	Chairman and Chief Executive Officer
Robert Minutoli	66	Executive Vice President and Chief Operating Officer
Mark J. Langer	50	Executive Vice President and Chief Financial Officer
Michael Zucker	35	Executive Vice President - Leasing
Bernie Schachter	57	Executive Vice President - Asset Management
Herbert Eilberg	40	Chief Investment Officer
Jennifer Holmes	36	Chief Accounting Officer
Robert C. Milton III	45	Executive Vice President, General Counsel and Secretary
The following are biographical summaries of the experience of our executive officers and key employees. For information on Mr. Olson, please see his biographical summary provided above under the caption “Proposal 1: Election of Trustees.”
Robert Minutoli. Mr. Minutoli has served as our Executive Vice President and Chief Operating Officer since December 29, 2014. Prior to the spin-off, Mr. Minutoli was at Vornado, where, since 2009, he was responsible for Vornado’s malls and, since 2012, he was responsible for its malls and strip centers. Prior to joining Vornado, he was Executive Vice President-New Business and a member of the Executive Committee at The Rouse Company, where he spent 27 years. At Rouse, he held various construction, development, acquisitions/dispositions and business development positions. From 1972-1977 he was a commissioned officer in the U.S. Army Corps of Engineers. Mr. Minutoli has a B.S. degree from the United States Military Academy and an M.B.A. from Golden Gate University.
Mark J. Langer. Mr. Langer has served as our Executive Vice President and Chief Financial Officer since April 20, 2015. Mr. Langer was previously the Chief Financial Officer of Equity One, Inc., a position he held since April 2009. Mr. Langer also served as the Chief Administrative Officer of Equity One from January 2008 until January 2011. From January 2000 to December 2007, Mr. Langer served as Chief Operating Officer of Johnson Capital Management, Inc., an investment advisor. From 1988 to 2000, Mr. Langer was a certified public accountant at KPMG, LLP, where he was elected a partner in 1998. Mr. Langer has a B.B.A. in Accounting from James Madison University.
Michael Zucker. Mr. Zucker has served as our Executive Vice President - Leasing since March 7, 2016. Mr. Zucker previously served as our Senior Vice President - Leasing. Prior to the spin-off, Mr. Zucker was at Vornado, where he was responsible for overseeing Vornado’s owned and managed mall portfolio, including leasing, specialty retail, and marketing. Since 2004, he held positions at Vornado including Senior Vice President - Malls, Vice President - Mall Leasing, Leasing Director and Leasing Representative. Mr. Zucker has worked on numerous redevelopment projects including the transformation of The Outlets at Bergen Town Center (Paramus, NJ) and most recently Springfield Town Center (Springfield, VA). Mr. Zucker has broad and deep relationships with retailers and with leasing executives at our peers. Mr. Zucker holds a Bachelor’s of Business Administration from George Washington University.
Bernie Schachter. Mr. Schachter joined Urban Edge Properties as Executive Vice President - Asset Management in May 2016. Previously he was Senior Vice President - Real Estate for Staples, Inc. where he had oversight responsibility for retail site selection, store design, construction, facilities and energy management and non-store real estate functions. Mr. Schachter earned a BS in Economics from The Wharton School, University of Pennsylvania and an MS in Real Estate from MIT.

Herbert Eilberg. Mr. Eilberg has served as our Chief Investment Officer since April 20, 2015. Mr. Eilberg was previously Senior Vice President - Acquisitions at Acadia Realty Trust, where he served as a key member of the acquisitions team and was responsible for sourcing, underwriting and closing core and value-add investments. Before joining Acadia, Mr. Eilberg worked in the real estate acquisition departments of The Milestone Group, Perry Capital and Soros Real Estate Partners. Mr. Eilberg has a B.A. in Architectural Studies from Brown University.
Jennifer Holmes. Ms. Holmes has served as our Chief Accounting Officer since December 29, 2014. Ms. Holmes previously spent over eleven years in the audit practice at Deloitte & Touche LLP, specializing in real estate, before joining Vornado in December of 2014. Ms. Holmes earned a Bachelor’s degree in Business Administration from the University of Wisconsin-Madison. She is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.
Robert C. Milton III. Mr. Milton joined Urban Edge Properties as Executive Vice President, General Counsel and Secretary in January 2016. Mr. Milton was previously General Counsel, Chief Compliance Officer, Secretary of the Board and a Managing Director of CIFC Corp. (and its predecessor) from August 2008 to August 2015. From 1999 to 2008, he was an attorney with Milbank, Tweed, Hadley & McCloy LLP in its Global Finance department. Mr. Milton has a B.A. in Mathematics from Vassar College, a J.D. from Vanderbilt Law School and an M.B.A. from the Owen Graduate School of Management at Vanderbilt University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the number of Common Shares and Units (as defined below) beneficially owned, as of March 13, 2017, by: (i) each person who holds more than a 5% interest in the Company or our operating partnership, UELP; (ii) Trustees of the Company; (iii) each named executive officer; and (iv) the Trustees and all executive officers of the Company as a group. Unless otherwise specified, “Units” are common limited partnership units of UELP and other classes of units convertible into such common limited partnership units (including LTIP Units and OPP Units). “OPP Units” are restricted LTIP Units that are granted pursuant to our outperformance plans, which are multi-year, performance-based equity compensation plans under which participants have the opportunity to earn compensation payable in the form of equity awards if, and only if specified performance criteria are met during the relevant performance periods, as described under “Executive Officer Compensation”. Percentage of total beneficial ownership is calculated based on 99,824,762 Common Shares and 7,917,981 Units, as described in footnotes (1) through (4) of the table below.
Beneficial ownership of Common Shares is determined under the rules of the SEC and generally includes any Common Shares over which a person exercises sole or shared voting or investment power. Common Shares subject to options currently exercisable or exercisable within 60 days of May 10, 2017 are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. In the case of persons other than our executive officers and Trustees or where we have received additional information from the beneficial owner, the information presented in this table is based on filings with the SEC as of March 13, 2017. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the individuals and entities named in the table below have sole voting and investment power with respect to all Common Shares and Units below. The address of each Trustee and executive officer shown in the table below is c/o Urban Edge Properties, 888 Seventh Avenue, New York, NY 10019.

	Beneficial Ownership
Name of Beneficial Owner	Number of Common Shares and Units(1)(2)	Percent of All Shares(1)(2)(3)	Percent of All Shares and Units(1)(2)(4)
The Vanguard Group, Inc.(5)	15,295,529	15.32%	14.20%
FMR LLC(6)	14,539,026	14.56%	13.49%
Blackrock, Inc.(7)	11,170,274	11.19%	10.37%
T.Rowe Price Associates, Inc.(8)	9,016,651	9.03%	8.37%
Vanguard Specialized Funds(9)	7,546,498	7.86%	7.00%
Vornado Realty L.P.(10)	5,717,184	5.73%	5.31%
Jeffrey S. Olson, Chairman and Chief Executive Officer(11)	266,561	*	*
Michael A. Gould, Trustee(11)	16,822	*	*
Steven H. Grapstein, Trustee(11)	16,822	*	*
Steven J. Guttman, Trustee(11)	16,822	*	*
Amy B. Lane, Trustee(11)	16,822	*	*
Kevin P. O'Shea, Trustee(11)	16,822	*	*
Steven Roth, Trustee(11)(12)	4,420,377	4.43%	4.11%
Robert Minutoli, Executive Vice President and Chief Operating Officer(11)	151,645	*	*
Mark J. Langer, Executive Vice President and Chief Financial Officer(11)	117,224	*	*
Michael Zucker, Executive Vice President - Leasing(11)	32,177	*	*
Bernie Schachter, Executive Vice President - Asset Management(11)	17,349
All Trustees and Executive Officers as a Group	5,089,443	5.09%	4.72%
__________________
* Represents beneficial ownership of less than 1% of our outstanding Common Shares
(1) Numbers and percentages in the table are based on 99,824,762 Common Shares and 7,917,981 Units (other than Units held by the Company) outstanding as of March 13, 2017.
(2) The Company conducts its business through, and substantially all of its interests in properties are held by, UELP. The Company is the sole general partner of, and owns approximately 93% of the Units of, UELP as of March 13, 2017 (one Unit for each Common Share outstanding).

Generally, any time after one year from the date of issuance (or two years in the case of certain holders), holders of Units (other than the Company) have the right to have their Units redeemed in whole or in part by UELP for cash equal to the fair market value, at the time of redemption, of one Common Share for each Unit redeemed or, at the option of the Company, one Common Share, subject to customary anti-dilution provisions (the "Unit Redemption Right").
(3) The total number of Shares outstanding used in calculating this percentage assumes that all Shares that each person has the right to acquire within 60 days of the record date (pursuant to the exercise of options or upon the redemption or conversion of other Company or UELP securities for or into Shares) are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.
(4) The total number of Shares and Units outstanding used in calculating this percentage assumes that all Shares and Units that each person has the right to acquire within 60 days of the record date (pursuant to the exercise of options or upon the redemption or conversion of Company or UELP securities for or into Shares or Units) are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(5)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355. Ownership information based on Vanguard’s Schedule 13G filed February 10, 2017. The number of Common Shares beneficially owned by each reporting person with sole voting power is 294,661.

(6) The address of FMR LLC is 245 Summer Street, Boston, MA 02210. Ownership information based on FMR’s Schedule 13G filed February 14, 2017. The number of Common Shares beneficially owned by each reporting person with sole voting power is 5,291,914.
(7) The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022. Ownership information based on Blackrock’s Schedule 13G/A filed January 17, 2017. The number of Common Shares beneficially owned by each reporting person with sole voting power is 10,866,215.
(8) The address of T.Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. Ownership information based on T.Rowe Price’s Schedule 13G filed February 7, 2017. The number of Common Shares beneficially owned by each reporting person with sole voting power is 864,438.
(9) The address of Vanguard Specialized Funds is 100 Vanguard Blvd, Malvern, PA 19355. Ownership information based on Vanguard Specialized Funds’ Schedule 13G filed February 14, 2017. The number of Common Shares beneficially owned by each reporting person with sole voting power is 7,546,498.
(10) The address of Vornado Realty L.P. is 888 Seventh Avenue, New York, NY 10019.
(11) The number of Common Shares and Units (but not the number of Common Shares alone) beneficially owned by the following persons does not include the number of unvested and nonredeemable restricted OPP Units or other unvested and nonredeemable LTIP Units as indicated: Mark J. Langer - 112,252 OPP Units and 31,539 other LTIP Units; Robert Minutoli - 128,288 OPP Units and 12,552 other LTIP Units; Jeffrey S. Olson - 160,361 OPP Units and 31,734 other LTIP Units; Bernie Schachter - 32,072 OPP Units; and Michael Zucker - 64,144 OPP Units. The number of Common Shares or Units beneficially owned by the following persons includes the number of unvested or unredeemable Common Shares as indicated: Michael A. Gould - 3,273; Steven H. Grapstein - 3,273; Steven J. Guttman - 3,273; Amy B. Lane - 3,273; Mark J. Langer - 23,251; Robert Minutoli - 22,120; Jeffrey S. Olson - 15,948; Kevin P. O’Shea - 3,273; Steven Roth - 3,273; Bernie Schachter - 16,925; and Michael Zucker - 19,199.
(12) 1,577,036 of these Common Shares were acquired in the pro rata distributions made by each of Vornado and VRLP in connection with the spinoff of the Company from Vornado. Mr. Roth’s total beneficial ownership amount includes 1,936 shares held by the Daryl and Steven Roth Foundation, 2,802,526 shares held by Interstate Properties (a New Jersey general partnership of which Mr. Roth is the managing general partner), and 19,173 shares held by Mr. Roth’s spouse. Mr. Roth does not deem the holding of these shares as an admission of beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Trustees, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2016 these persons timely filed all reports they were required to file under Section 16(a).

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2017, and the Board is asking shareholders to ratify this appointment. Although current law, rules and regulations, as well as the Audit Committee charter, require our independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of Deloitte & Touche LLP for ratification by shareholders as a matter of good corporate practice. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2015 and is considered by our management to be well qualified. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services
The following table summarizes the aggregate fees for professional services rendered to us by Deloitte & Touche LLP (“Deloitte”) for the years ended December 31, 2016 and 2015:

	2016	2015
Audit fees(1)	$862,000	$775,000
Audit-related fees(2)	311,000	199,000
Tax fees(3)	265,000	248,050
Total Fees	$1,438,000	$1,222,050
___________________

(1)
Represents the aggregate fees billed by Deloitte for the years ended December 31, 2016 and 2015, for professional services rendered for the audits of the Company’s annual consolidated and combined financial statements included in the Company’s Annual Reports on Form 10-K and for the reviews of the consolidated and combined interim financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(2)
Represents the aggregate fees billed by Deloitte for the years ended December 31, 2016 and 2015 for professional services rendered that are related to the performance of the audits or reviews of the Company’s consolidated and combined financial statements which are not reported under “Audit Fees”, and generally includes fees for stand-alone audits of subsidiaries and accounting consultations.

(3) Represents the aggregate fees billed by Deloitte for the years ended December 31, 2016 and 2015 for professional services rendered for tax compliance, tax advice and tax planning.  Tax fees generally include fees for tax consultations regarding return preparation and REIT tax law compliance.

Pre-Approval Policies and Procedures
The Audit Committee established a policy of reviewing and approving engagement letters with our independent registered public accounting firm for the services described under “Audit Fees” before the provision of those services, and has pre-approved the use of our independent registered public account firm by the Company for additional audit-related and other services of up to $50,000 in each case. Any services not specified that exceed those amounts must be approved by the Audit Committee before the provision of such services commences. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services. The Audit Committee approved all services to be performed by our independent registered public accounting firm during 2016.

AUDIT COMMITTEE REPORT

The Audit Committee’s purposes are to (i) assist the Board of Trustees (the “Board of Trustees” or the “Board”) of Urban Edge Properties, a Maryland real estate investment trust (the “Company”), in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the qualifications and independence of the Company’s independent registered public accounting firm, and (d) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function, and (ii) prepare an Audit Committee report as required by the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement. The function of the Audit Committee is oversight. The Board of Trustees, in its business judgment and upon the recommendation of the Corporate Governance and Nominating Committee, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange (the “NYSE”), as currently in effect, and in accordance with the rules and regulations promulgated by the SEC. The Board of Trustees has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE and that Mr. O’Shea is an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee operates pursuant to an Audit Committee Charter.
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the establishment and effectiveness of internal control over financial reporting, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, Deloitte & Touche LLP, is responsible for planning and carrying out a proper audit of the Company’s annual financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting.
In performing its oversight role, the Audit Committee has considered and discussed the audited consolidated and combined financial statements with management and Deloitte & Touche LLP. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rules 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has also discussed with the independent registered public accounting firm its independence. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters the firm deems appropriate.
Based on the reports and discussions described in the preceding paragraph and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter in effect during 2016, the Audit Committee recommended to the Board of Trustees that the audited consolidated and combined financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated and combined financial statements has been carried out in accordance with the auditing standards of the PCAOB, that the consolidated and combined financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Deloitte & Touche LLP is in fact “independent” or the effectiveness of the Company’s internal controls.

Kevin P. O’Shea (Chair)
Steven H. Grapstein
Amy B. Lane

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview
The “Executive Officer Compensation” section of this Proxy Statement presents the detailed compensation arrangements for our named executive officers (“NEOs”) for fiscal year 2016. For the fiscal year ended December 31, 2016, our NEOs and their titles were as follows:

•	Jeffrey S. Olson - Chairman and Chief Executive Officer (“CEO”)

•	Mark J. Langer - Executive Vice President and Chief Financial Officer (“CFO”)

•	Robert Minutoli - Executive Vice President and Chief Operating Officer (“COO”)

•	Michael Zucker - Executive Vice President - Leasing

•	Bernie Schachter - Executive Vice President - Asset Management

Executive Summary
Our executive compensation philosophy emphasizes performance-based compensation over guaranteed pay. To better align our pay practices with this philosophy, in 2016 we shifted a significant portion of total compensation of executive officers to be awarded based on quantifiable performance metrics, role specific objectives and Compensation Committee discretion by, introducing a formulaic short-term incentive compensation program.
2016 Business Highlights
In addition to the achievement of the goals under the newly established formulaic bonus program, we realized a number of financial and non-financial achievements in 2016, including:

•
Achieving total shareholder return of 22.6% since our spin-off on January 15, 2015 and 20.9% for year-end 2016, which significantly exceeded the returns of our peer group (SNL Retail Shopping Center Index 2.42% and 3.49%, respectively at the median) and the general REIT market (MSCI REIT Index return was 4.19% and 8.6%, respectively);

•	Generating Funds From Operations (“FFO”) as Adjusted of $1.27 per diluted share;

•	Increasing same-property cash Net Operating Income (“NOI”) by 4.1% (3.6% including properties in redevelopment) over the prior year;

•	Increasing active development, redevelopment and anchor repositioning projects by ~$60 million for a total of
~$191.7 million of projects;

•	Finalizing a comprehensive strategic plan for growing the Bergen Town Center;

•	Increasing same-property retail portfolio occupancy by 80 basis points to 98.0% as compared to December 31, 2015;

•	Entering into agreements to purchase four properties in the New York metropolitan area for $130.1 million (the last three of which closed in the first quarter of 2017); and

•	Advancing the Company’s plan to increase net asset value by $5 to $6 per share and to increase FFO as Adjusted to $1.45 to $1.50 per share by 2018 (exclusive of acquisition and disposition activity).

2016 Total Return to Shareholders Performance
The following performance graph compares the cumulative total shareholder return of our common stock with the MSCI U.S. REIT Retail Shopping Center Index as provided by SNL Financial LC, from January 1, 2016 to December 31, 2016, assuming the reinvestment of all dividends into additional common shares during the holding period. Past performance is not necessarily indicative of future results.

UE (+20.93%)
SNL U.S. REIT Retail Shopping Center (+3.49%)
35
30
25
20
15
10
5
0
-5
-10
Ttoal Return %
Jan 2016
Mar 2016
May 2016
Jul 2016
Sep 2016
Nov 2016

2016 Executive Compensation Highlights

•
The Compensation Committee established the 2016 short-term incentive compensation program, a performance-based plan that ties executive officer bonus amounts to the achievement of pre-established Company and individual specific targets.

•
Mr. Zucker was awarded an additional $150,000 in discretionary bonus on top of the amount he earned under the 2016 short-term incentive compensation program for exemplary performance in 2016. The additional award was paid 50% in cash and 50% in restricted stock that vests ratably over three years.

2016 Short-Term Incentive Compensation Program
In 2016, we implemented a short-term incentive compensation program (the "STI Program" or “STI”) that provides annual bonuses to executives based on performance criteria established by the Compensation Committee at the beginning of 2016. NEOs earn bonuses based on the level of achievement of pre-established Company and individual-specific performance metrics. Awards earned are paid 50% in cash and 50% in time-based equity (except for Mr. Minutoli whose bonus is paid 100% in cash in accordance with the terms of his employment agreement).
In accordance with the foregoing and based on their performance in 2016, the Compensation Committee awarded the following amounts under the 2016 STI Program, expressed both as an absolute and as a percentage of their base salary:

Name	Target 2016 STI Opportunity (as a % of Salary)	Actual 2016 STI Award (as % of Salary)	Actual 2016 STI Award ($)(1)
Mr. Olson	100%	180%	$1,800,000
Mr. Langer	100%	153%	$803,086
Mr. Minutoli	100%	156%	$781,250
Mr. Zucker(2)	125%	190%	$620,744
Mr. Schachter	100%	128%	$447,344
(1) Equity awards are reflected in this column at their grant date fair value. 2016 STI awards were paid 50% in equity and 50% in cash, except for Mr. Minutoli who was paid 100% in cash.
(2) Mr. Zucker’s amount includes a discretionary bonus of $150,000 for exemplary performance in 2016.

Say on Pay Voting Results
At our 2016 annual meeting of shareholders, we received approximately 95% approval for our annual advisory “say on pay” vote to approve the compensation of our NEOs. The Compensation Committee believes that the voting results demonstrate significant support for our NEO compensation program and that the implementation of more objective means of compensation will draw further support from shareholders.

Summary of Employment Agreement Compensation Terms
Below is a summary of the compensation-related terms included in each NEO’s respective employment agreement or offer letter:

Executive	Base Salary	Bonus	Annual Equity Grants
Jeffrey S. Olson (Chairman and CEO)	$1,000,000	Annual target bonus of no less than 100% of base salary payable 50% in cash and 50% in equity awards that vest ratably over four years.	Annual grants of stock options with a grant date Black Scholes value equal to $500,000 and vesting ratably over four years, subject to continued employment through each vesting date.
Mark J. Langer (Executive Vice President and CFO)	$525,000	Annual target bonus of no less than 100% of base salary payable 50% in cash and 50% in equity awards that vest ratably over three years.	Annual grants of stock options with a grant date Black Scholes value equal to $200,000 and vesting ratably over three years, subject to continued employment through each vesting date.
Robert Minutoli (Executive Vice President and COO)	$500,000	Annual target bonus of no less than 100% of base salary payable 100% in cash.
Annual grants of a number of LTIP units equal to $350,000 divided by the FMV of one Common Share on grant date and vesting ratably over three years, subject to continued employment through each vesting date.

Michael Zucker (Executive Vice President - Leasing)	$325,000	No employment agreement or offer letter.	N/A
Bernie Schachter (Executive Vice President - Asset Management)	$350,000	2016 target bonus of $350,000 payable 50% in cash and 50% in equity awards that vest ratably over three years.	N/A

Compensation Review Process
Compensation Program Objectives
UE’s Compensation Committee has established executive compensation objectives and a philosophy to attract, retain and appropriately reward a “best-in-class” executive management team. We believe that the quality, skills and dedication of our NEOs are critical factors that affect the long-term value of the Company. Accordingly, the objectives of our executive compensation program are to:

•	Attract and retain a highly-experienced, “best-in-class” team of executives.

•	Motivate our executives to contribute to the achievement of company-wide, business-unit and individual goals.

•	Emphasize equity-based incentives with long-term performance measurement periods and vesting conditions.

•	Align the interests of executives with shareholders by linking payouts under annual incentives to performance measures that promote the creation of long-term shareholder value.

•	Achieve an appropriate balance between risk and reward in our compensation program that does not encourage excessive or inappropriate risk-taking.

•	Encourage equity ownership by our executives over the course of their employment, aligning executive interests with those of our shareholders.

•	Maintain a best-in-class compensation program that incorporates best practice policies from the perspective of shareholders, peers and other relevant sources.

Our executive compensation program is intended to reward the achievement of annual, long-term and strategic goals of both the Company and the individual executive. To achieve these intentions, our executive compensation program includes fixed, variable, annual and long-term components as described below. In particular, for our Chairman and CEO, a majority of his compensation is in the form of equity compensation subject to multi-year, time-based vesting and/or total return to shareholders (TSR) performance in the form of outperformance plan ("OPP" or "Outperformance Plan") Units designed to ensure that the value of the compensation that he ultimately realizes is based on our share price performance, further aligning his interests with those of the Company and its shareholders.

Role of the Compensation Committee and our Chief Executive Officer
The purposes and responsibilities of the Compensation Committee in making compensation decisions include:

•
Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO’s compensation level based on this evaluation;

•	Review and approve the total compensation package for the Company's officers at the level of executive vice-president and above;

•
Make recommendations to the Board with respect to incentive compensation plans and equity-based plans that are subject to Board approval and approve any new or materially amended equity compensation plan where shareholder approval has not been obtained; and

•	Oversee, with management, regulatory compliance with respect to compensation matters, including the Company’s compensation policies.

The Compensation Committee also may retain, at our expense, and terminate independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties. In setting the 2016 compensation for our NEOs (other than the CEO), the Compensation Committee also considered the recommendations of the CEO.
Role of the Independent Compensation Consultant and Use of Peer Group Data
The Compensation Committee selected FTI Consulting, Inc. (“FTI Consulting”) as its compensation consultant for 2016. FTI Consulting provides the Compensation Committee with peer executive compensation data and expertise and advice on various matters brought before the Compensation Committee. The Compensation Committee has the sole authority to retain and terminate FTI Consulting as its compensation consultant and approve fees and other engagement terms. The Compensation Committee has determined that FTI Consulting is independent from management based upon the consideration of relevant factors, including the following:

•	FTI Consulting does not provide any services to us except advisory services to the Compensation Committee;

•	The amount of fees received from us by FTI Consulting is not material as a percentage of FTI Consulting’s total revenue;

•	FTI Consulting has policies and procedures that are designed to prevent conflicts of interest;

•
FTI Consulting and its employees that provide services to the Compensation Committee do not have any business or personal relationship with any member of the Compensation Committee or any of our executive officers; and

•	FTI Consulting and its employees that provide services to the Compensation Committee do not own any of our Common Shares.

Based on the data and analysis provided by FTI Consulting, the Compensation Committee has developed a compensation plan that seeks to maintain the link between corporate performance and shareholder returns while being generally competitive within our industry. The Compensation Committee considered FTI Consulting’s peer group analysis when considering base salaries and bonuses paid to our executives for 2016.

In selecting the targeted peer group, the Compensation Committee considers REITs that have at least two of the following characteristics:

•	Retail property focus (shopping centers, freestanding retail and regional malls);

•	REITs with a geographic focus similar to that of the Company and with which the Company directly competes for talent; and

•	Market capitalization no less than approximately one half (½) and no more than approximately two and a half (2 ½) times the market capitalization of UE.

The following table provides the names and key information for each peer company at the time at which the Compensation Committee reviewed the peer group market data at year end 2016:

Company	Implied Equity Market Cap(1) ($)	Total Enterprise Value ($)(1)	Headquarters	REIT Sector
Acadia Realty Trust	2,788.8	4,547.2	Rye, NY	Shopping Centers
Empire State Realty Trust, Inc.	6,025.7	7,055.3	New York, NY	Office
Equity One, Inc.	4,455.4	5,725.9	North Miami Beach, FL	Shopping Centers
Kite Realty Group Trust	2,007.3	3,755.6	Indianapolis, IN	Shopping Centers
Lexington Realty Trust	2,601.8	4,480.1	New York, NY	Diversified
Mack-Cali Realty Corp.	2,907.4	5,362.3	Jersey City, NJ	Specialty
Paramount Group, Inc.	4,253.8	7,571.4	New York, NY	Office
Pennsylvania Real Estate Investment Trust	1,476.1	3,391.5	Philadelphia, PA	Regional Malls
Retail Opportunity Investments Corp.	2,556.0	3,611.5	San Diego, CA	Shopping Centers
Retail Properties of America, Inc.	3,639.0	5,747.8	Oak Brook, IL	Shopping Centers
Seritage Growth Properties	2,450.0	3,525.6	New York, NY	Regional Malls
Spirit Realty Capital, Inc.	5,251.5	8,948.2	Dallas, TX	Free Standing
Tanger Factory Outlet Centers, Inc.	3,618.1	5,317.0	Greensboro, NC	Shopping Centers
Washington Prime Group Inc.	2,296.0	5,983.0	Columbus, OH	Shopping Centers
Weingarten Realty Investors	4,635.8	7,156.4	Houston, TX	Regional Malls
Urban Edge Properties	2,913.1	3,965.3	New York, NY	Shopping Centers
_________________
(1) As of December 31, 2016.

Analysis of Risk Associated with our Executive Compensation Program
Our Compensation Committee has considered the concept of risk as it relates to our executive compensation program and the Compensation Committee does not believe our executive compensation program encourages excessive or inappropriate risk taking for the reasons stated below.
We structure our pay to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance.
The variable portions of compensation (cash incentive and equity) are designed to encourage and reward both short- and long-term corporate performance. We believe that these variable elements of compensation are a sufficient percentage of total compensation to provide incentives to executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so. We and our Compensation Committee also believe that the mix of formulaic criteria (such as that used in respect of our OPP Units)

and a non-formulaic evaluation of historic performance included in the STI Program provides an incentive for our executives to produce superior performance without the distorting effects of providing a pre-determinable compensation award based on the performance of only one division or business unit or upon other results that may not reflect the long- or short-term results of the Company as a whole.
As demonstrated above, our executive compensation program is structured to achieve its objectives by (i) providing incentives to our NEOs to manage the Company for the creation of long-term shareholder value, (ii) avoiding the type of disproportionately large short-term incentives that could encourage our NEOs to take risks that may not be in the Company’s long-term interests, (iii) requiring our NEOs to maintain a significant investment in the Company and (iv) evaluating annually an array of performance criteria in determining executive compensation rather than focusing on a singular metric that may encourage unnecessary risk taking. We believe this combination of factors encourages our NEOs to manage the Company prudently.
Elements of Compensation
Base Salary: Description and Analysis
Although the Compensation Committee does not set base salary levels equal to any specific percentage of base salaries paid to comparable officers in the targeted peer group, the NEOs are paid an amount in the form of base pay within the range of base salaries paid in the targeted peer group and sufficient to attract executive talent and maintain a stable management team.
The 2016 base salaries for Messrs. Olson, Langer, Minutoli, Zucker and Schachter were as set forth below and were unchanged from their 2015 annual base salaries.

Name	2016 Annual Base Salary	2015 Annual Base Salary
Mr. Olson	$1,000,000	$1,000,000
Mr. Langer	$525,000	$525,000
Mr. Minutoli	$500,000	$500,000
Mr. Zucker	$325,000	$325,000
Mr. Schachter	$350,000	N/A

Annual base salaries are reviewed each year by the Compensation Committee and, under the employment agreements with Messrs. Olson, Langer and Minutoli, may be increased by the Compensation Committee as needed. For 2017, our NEOs' base salaries were not increased, except for Mr. Zucker whose base salary was increased to $425,000 in recognition of his exceptional 2016 performance and to better align his base salary with that of market peers.
Annual Cash and Equity Incentives - 2016 Short-Term Incentive Compensation Plan
In 2016, the Company implemented the 2016 STI Program that sets forth threshold, target and maximum award levels under a formulaic award structure. The threshold, target and maximum award levels as a percentage of each NEO's base salary for 2016 were as follows:

Executive	Threshold	Target	Maximum
Mr. Olson	50%	100%	200%
Mr. Langer	50%	100%	175%
Mr. Minutoli	50%	100%	175%
Mr. Zucker	50%	125%	150%
Mr. Schachter	50%	100%	150%

In February 2017, the Compensation Committee approved 2016 STI payments to our NEOs with 80% determined based on objective company goals for Messrs. Olson, Minutoli and Schachter and 50% for Messrs. Langer and Zucker, and the remainder for each determined based on role specific metrics and discretionary evaluations by the CEO (for NEOs other than the CEO) and the Compensation Committee. For Messrs. Olson, Minutoli, and Schachter, a significant portion of their performance measures under the 2016 STI were based on the achievement of company-wide operating and portfolio objectives. For Messrs. Langer and Zucker, the performance measures included the company-wide goals but also included measures more closely tailored to the achievement of goals for which such executives were individually responsible.

The following tables identify the individual performance measures applicable to each NEO, the weighting of each of the performance measures to their overall score, and the performance range related to each such measure:

Performance Measures - Mr. Olson	Weighting	Performance Range
FFO as Adjusted	30.00%	$1.13 - $1.21
Same Property Cash NOI Growth	20.00%	1.50% - 3.50%
Development/Redevelopment (excl. Bergen Town Center)	20.00%	1-5
Strategic Plan for Bergen Town Center	10.00%	1-5
Comp Committee Evaluation	20.00%	1-5

Performance Measures - Mr. Langer	Weighting	Performance Range
FFO as Adjusted	18.75%	$1.13 - $1.21
Same Property Cash NOI Growth	12.50%	1.50% - 3.50%
Development/Redevelopment (excl. Bergen Town Center)	12.50%	1-5
Strategic Plan for Bergen Town Center	6.25%	1-5
Accuracy, Quality and Timing of Reporting and Internal Controls	20.00%	1-5
Strategic IT Planning	10.00%	1-5
CEO, Audit Comm. & Comp. Comm.'s Evaluation	20.00%	1-5

Performance Measures - Mr. Minutoli	Weighting	Performance Range
FFO as Adjusted	30.00%	$1.13 - $1.21
Same Property Cash NOI Growth	20.00%	1.50% - 3.50%
Development/Redevelopment (excl. Bergen Town Center)	20.00%	1-5
Strategic Plan for Bergen Town Center	10.00%	1-5
Comp Committee Evaluation	20.00%	1-5

Performance Measures - Mr. Zucker	Weighting	Performance Range
FFO as Adjusted	18.75%	$1.13 - $1.21
Same Property Cash NOI Growth	12.50%	1.50% - 3.50%
Development/Redevelopment (excl. Bergen Town Center)	12.50%	1-5
Strategic Plan for Bergen Town Center	6.25%	1-5
Same Property Occupancy	15.00%	97.5% - 98.3%
Development Leasing	15.00%	1-5
CEO, COO & Comp. Committee's Evaluation	20.00%	1-5

Performance Measures - Mr. Schachter	Weighting	Performance Range
FFO as Adjusted	18.75%	$1.13 - $1.21
Same Property Cash NOI Growth	12.50%	1.50% - 3.50%
Development/Redevelopment (excl. Bergen Town Center)	32.50%	1-5
Strategic Plan for Bergen Town Center	16.25%	1-5
CEO, COO & Comp. Committee's Evaluation	20.00%	1-5

Based on actual performance in 2016 and the weightings assigned to each performance measure, the Compensation Committee determined the 2016 STI Program awards set forth below. Incentive awards are paid 50% in cash and 50% in equity that vests ratably over three years (four years for Mr. Olson), except for Mr. Minutoli whose incentive award is paid 100% in cash. For 2016, the NEOs received the following incentive awards:

Name	Total STI Award (as % of Base Salary)	Actual 2016 STI Cash Award	Actual 2016 STI Equity Award(1)
Mr. Olson	180%	$900,000	$900,000
Mr. Langer	153%	$401,543	$401,543
Mr. Minutoli	156%	$781,250	-
Mr. Zucker(2)	191%	$310,372	$310,372
Mr. Schachter	123%	$223,672	$223,672
__________________
(1) The stock bonus amounts were granted on February 24, 2017 as restricted stock (LTIP Units for Mr. Olson) under the terms of the Urban Edge Properties 2015 Omnibus Share Plan (the "Omnibus Share Plan"). These awards vest ratably over three years (or four years in the case of Mr. Olson) subject to continued employment through each vesting date with the initial vesting occurring on February 24, 2018.
(2) Mr. Zucker’s bonus includes an additional discretionary bonus of $150,000 for exemplary performance.

Long -Term Equity Based Compensation

In addition to the awards granted under the STI Program, UE granted restricted stock and option awards to the NEOs based on their employment agreements or offer letters, other than Mr. Zucker who is not subject to such an agreement or letter. Pursuant to the employment agreement or offer letter, NEOs were awarded the following long-term incentives in 2016:

Name	2016 Restricted Stock(1)	2016 Stock Options(2)
Mr. Olson	-	$500,000
Mr. Langer	-	$200,000
Mr. Minutoli	$350,000	-
Mr. Zucker	-	-
Mr. Schachter(3)	$250,000	-
__________________
(1) The restricted stock was awarded on February 9, 2016 in the case of Mr. Minutoli and May 16, 2016 in the case of Mr. Schachter, in each case under the terms of the Omnibus Share Plan. These shares vest ratably over three years subject to continued employment through each vesting date with the initial vesting occurring on February 9, 2017 and May 16, 2017, respectively.
(2) The stock options were granted on February 8, 2016 pursuant to the Omnibus Share Plan with 10-year contractual lives and vest ratably over three years (or four years in the case of Mr. Olson), subject to continued employment through each vesting date, with the initial vesting occurring on February 8, 2017.
(3) Represents a one-time award granted in respect of Mr. Schachter's hire to compensate him for equity forfeited at his prior employer.

Long-Term Equity-Based Compensation: 2015 and 2017 Outperformance Plan
2015 Outperformance Plan
On November 3, 2015, the Compensation Committee approved the Company’s 2015 Outperformance Plan ("2015 OPP"), a multi-year performance-based equity compensation program. Under the 2015 OPP, participants may earn awards in the form of LTIP Units (any LTIP Units granted or earned under the 2015 OPP or 2017 OPP are also referred to herein as "OPP Units") based on our absolute TSR and our TSR relative to a peer group over a three-year measurement period from November 6, 2015 through November 5, 2018. Participants will not earn any awards under the 2015 Outperformance Plan if the Company’s TSR during the performance measurement period does not meet the minimum thresholds set forth below. Awards under the 2015 OPP were made to NEOs in November 2015, except that Mr. Schachter received an award of 16,800 OPP Units in May 2016 when he was hired.
The maximum number of OPP Units will be earned under the 2015 OPP if the Company both (a) achieves 50% or higher TSR over the three-year measurement period and (b) is in the 75th or higher percentile of our peer group for TSR over the three-year measurement period.

2017 Outperformance Plan
On February 24, 2017, the Compensation Committee approved the Company’s 2017 Outperformance Plan ("2017 OPP"), which is essentially the same as the 2015 OPP with the notable exception of the weighting of the absolute and relative TSR, which is 25% and 75%, respectively (as opposed to 33.33% and 66.67%, respectively, under the 2015 OPP). Under the 2017 OPP, awards are also granted in OPP Units based on our absolute TSR and our TSR relative to a peer group over a three-year measurement period from February 24, 2017 through February 23, 2020. Participants will not earn any awards under the 2017 Outperformance Plan if the Company’s TSR during the performance measurement period does not meet the minimum thresholds set forth below.
The maximum number of LTIP Units will be earned under the OPP if the Company both (a) achieves 50% or higher TSR over the three-year measurement period (“Absolute TSR Component”) and (b) is in the 75th or greater percentile of our peer group for TSR over the three-year measurement period (“Relative TSR Component”).
Listed below is the threshold, target and maximum number of OPP Units that each NEO will be eligible to receive upon achieving both goals discussed above at the conclusion of the performance period under the 2017 OPP:

Executive	Threshold Units(1)	Target Units(2)	Maximum Potential Units(3)	Grant Date Value(4)
Mr. Olson	15,272	45,816	76,361	$1,027,624
Mr. Langer	10,690	32,071	53,452	$719,330
Mr. Minutoli	12,217	36,652	61,088	$822,092
Mr. Zucker	6,108	18,326	30,544	$411,046
Mr. Schachter	3,054	9,163	15,272	$205,523
__________________

(1) Represents the number of units earned if the minimum threshold is met under the OPP Plan.
(2) Represents the midpoint between the Threshold Units and Maximum Potential Units.
(3) Represents the maximum number of units earned if all of the performance thresholds under the OPP Plan are met.
(4) Represents the grant date fair value of the maximum potential units that may be earned computed in accordance with FASB ASC 718.

25% of the award is earned if the Company outperforms a predetermined absolute TSR and 75% is earned if the Company's TSR outperforms on a relative basis a select peer group of retail REITs as follows:

Absolute TSR Component (25% of the Award)	% of Award Earned
21.0%	20.0%
39.0%	60.0%
50.0%	100.0%

Relative TSR Component (75% of the Award)	% of Award Earned
50th Percentile	20.0%
65th Percentile	60.0%
75th Percentile	100.0%

The number of LTIP Units that are earned if performance is above the minimum thresholds, but below the maximum thresholds, will be determined based on linear interpolation between the percentages earned at the minimum and maximum thresholds. During the performance measurement period, participants will receive only one-tenth of the dividends otherwise payable to the Company’s shareholders with respect to their LTIP Units and the remaining dividends on their LTIP Units will accrue during the performance measurement period and will be paid to participants only if the LTIP Units are ultimately earned based on the achievement of the designated performance objectives.
If the designated performance objectives are achieved, awards earned under the 2017 OPP will also be subject to vesting based on continued employment with the Company through February 23, 2022, with 50% of each earned award vesting on the date the Compensation Committee determines the amount earned under the 2017 OPP following the conclusion of the performance period, and 25% vesting on each of February 23, 2021and February 23, 2022.
Benefits and Perquisites
We provide our NEOs with certain perquisites that we believe are reasonable and in line with the prevailing competitive market. In the case of Messrs. Langer and Minutoli, these perquisites include supplemental life, disability and similar insurance premiums not to exceed $30,000 in any calendar year. Additionally, due to the location of our corporate offices in New York City and the extensive business-related travel requirements of our NEOs, we provide certain of our NEOs with the use of a car and/or driver or a car allowance. Providing a car and driver allows these executive officers to use their travel time efficiently and productively for business purposes. Accordingly, we believe providing these benefits serves the best interests of our shareholders as it allows our executives to continue to focus on Company matters while traveling. While providing a car and driver does provide incidental personal benefit to the executive, the cost of this personal benefit constitutes only a small percentage of the executive’s total compensation. Nevertheless, the amounts disclosed in this Proxy Statement for car and driver costs include the entire value of the benefit, both business and personal.
Governance Policies Relating to Compensation
Equity Ownership Guidelines
To further foster the strong ownership culture among our senior executive management team, and to ensure the continued direct alignment of management and shareholder interests and to be consistent with emerging corporate governance trends, we have adopted executive equity ownership guidelines requiring that our Chairman and CEO, CFO and COO maintain a minimum ownership level of Common Shares or related Company equity. The equity ownership requirements (comprised of Common Shares and certain securities convertible into or redeemable for Common Shares) for our executives are as follows:

Title	Multiple
Chairman and CEO	5x Base Salary
CFO	3x Base Salary
COO	3x Base Salary

These executive officers have until the end of the fifth full calendar year after becoming an executive officer to satisfy the ownership requirement. All of these executive officers satisfy these guidelines.
Policy on Hedging and Pledging of Company Securities
Our NEOs and Trustees are prohibited from purchasing our securities on margin, borrowing against our securities held in a margin account, or pledging our securities as collateral for any loan and from entering into hedging or derivative transactions based on the Company's securities.

2016 Summary Compensation Table

The following table sets forth the 2016 and 2015 compensation earned by or granted to each of our NEOs:

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)	Restricted Share/Unit Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey S. Olson	2016	$1,000,000	$—	$500,000	$500,000	$900,000	$152,759	$3,052,759
Chairman and Chief Executive Officer	2015	$1,000,000	$500,000	$5,294,484	$8,305,784	$—	$151,798	$15,252,066
Robert Minutoli	2016	$500,000	$—	$350,000	$—	$781,250	$66,000	$1,697,250
Executive Vice President and Chief Operating Officer	2015	$500,000	$500,000	$3,079,049	$—	$—	$51,116	$4,130,165
Mark J. Langer	2016	$525,000	$—	$262,500	$200,000	$401,543	$105,917	$1,494,960
Executive Vice President and Chief Financial Officer	2015	$343,269	$262,500	$1,600,748	$500,000	$—	$138,257	$2,844,774
Michael Zucker	2016	$325,000	$75,000	$200,000	$—	$235,372	$31,500	$866,872
Executive Vice President - Leasing	2015	$325,000	$200,000	$427,891	$49,996	$—	$31,500	$1,034,387
Bernie Schachter	2016	$227,129	$—	$459,000	$—	$233,672	$113,300	$1,033,101
Executive Vice President - Asset Management
______________________

(1)
The amounts listed do not represent the actual amounts paid in cash to or value realized by the NEOs. The valuation of Restricted Share / Unit Awards is based on the grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Certification (“ASC”) Topic 718. On February 8, 2016, the Company granted (i) Mr. Olson 21,263 restricted Common Shares with ¼ vesting on each anniversary of the grant date, (ii) Mr. Langer 11,163 restricted Common Shares with ⅓ vesting on each anniversary of the grant date, and (iii) Mr. Zucker 8,505 Common Shares with ⅓ vesting on each anniversary of the grant date. On February 9, 2016, the Company granted Mr. Minutoli 14,668 restricted Common Shares with ⅓ vesting on each anniversary of the grant date. On May 16, 2016 the Company granted Mr. Schachter 9,039 restricted Common Shares with ⅓ vesting on each anniversary of the grant date. On November 6, 2015, and in the case of Mr. Schachter, May 16, 2016, the Company granted each of Messrs. Olson, Minutoli, Langer, Schachter and Zucker 84,000, 67,200, 58,800, 16,800 and 33,600 OPP Units, respectively, with 50% vesting on the third anniversary of the grant date, 25% vesting on the fourth anniversary of the grant date and 25% vesting on the fifth anniversary of the grant date, subject to certain performance hurdles further described herein. Dividends are paid on both the vested and unvested portion of restricted Common Shares and restricted LTIP Unit awards, and 10% of the dividend amount is paid on the unvested portion of the OPP Unit awards. In accordance with applicable SEC rules, amounts shown include the impact of bonuses paid in equity in the year actually granted. Assumptions used in the calculation of these amounts are included in footnote 16 to our consolidated and combined financial statements included in our Form 10-K as filed with the SEC.

(2)
The amounts listed do not represent the actual amounts paid in cash to or value realized by the named executive officers. The valuation of Options is based on the grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 16 to our consolidated and combined financial statements included in our Form 10-K as filed with the SEC. On February 8, 2016, the Company granted (i) Mr. Olson options to acquire 140,056 Common Shares with ¼ vesting on each anniversary of the grant date, and (ii) Mr. Langer options to acquire 56,657 Common Shares with ⅓ vesting on each anniversary of the grant date.

(3)
The amounts listed represent the cash portion of the 2016 STI Program awards paid in March 2017.  For each of the NEOs, the 2016 STI amounts were paid 50% in cash and 50% in equity (except for Mr. Minutoli who was paid 100% in cash).  On February 24, 2017, each of the NEOs other than Mr. Minutoli received a grant of equity (restricted Common Shares that vest over three years for each of Messrs. Langer, Zucker and Schachter, and LTIP Units that vest over four year for Mr. Olson) with an approximately equal grant date fair value.

(4)	See All Other Compensation Table for additional information.

All Other Compensation Table

The following table sets forth 2016 other compensation earned by or granted to each of our NEOs:

Name and Principal Position	Year	Car Allowance/Use of Car and Driver($)(1)	Reimbursement for Benefit Expenses Not Covered ($)(2)	Matching 401(k) Contribution ($)	Other(3)	Total ($)
Jeffrey S. Olson	2016	$139,259	$—	$13,500	$—	$152,759
Robert Minutoli	2016	$18,000	$30,000	$18,000	$—	$66,000
Mark J. Langer	2016	$62,417	$30,000	$13,500	$—	$105,917
Michael Zucker	2016	$18,000	$—	$13,500	$—	$31,500
Bernie Schachter	2016	$11,077	$—	$2,223	$100,000	$113,300
_______________

(1)
Messrs. Olson and Langer were provided with a car and a driver and each such NEO used the car and driver for both business and personal purposes. The amounts shown reflect the aggregate incremental cost to the Company for the car, driver and related expenses without allocating between business and personal uses. Mr. Olson’s car was purchased in 2014 and Mr. Langer’s car was purchased in 2015. Each of Messrs. Minutoli and Zucker is provided with a car allowance which is paid to them in cash in equal installments on a bi-weekly basis.

(2)
The figures here represent the sum of the cost of the NEOs reimbursement for medical premiums, supplemental group term life insurance, and supplemental long term disability excluding the Company's normal benefit programs that are generally available to all salaried employees of the Company.

(3)	Represents expenses paid in connection with Mr. Schachter's new hire and move to the New York area.

Grants of Plan-Based Awards in 2016

The following table lists all grants of plan-based awards to our NEOs made in 2016 and their grant date fair value:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Award(2)
Name	Grant Date	Type	Threshold ($)	Target ($)	Max. ($)	Threshold Units (#)	Target Units (#)	Max. Potential Units (#)	All other Awards: Shares, Units or Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Awards ($)(3)
Jeffrey S. Olson	2/8/16	Annual Options							140,056	$23.515	$500,000
	2/8/16	Common Shares							21,263		$500,000
		2016 STI Program	$500,000	$1,000,000	$2,000,000
Robert Minutoli	2/9/16	Common Shares							14,668		$350,000
		2016 STI Program	$250,000	$500,000	$875,000
Mark J. Langer	2/8/16	Annual Options							56,657	$23.515	$200,000
	2/8/16	Common Shares							11,163		$262,500
		2016 STI Program	$262,500	$525,000	$918,750
Michael Zucker	2/8/16	Common Shares							8,505		$200,000
		2016 STI Program	$162,500	$406,250	$487,500
Bernie Schachter	5/16/16	Common Shares							9,039		$250,000
	5/16/16	Performance Based/OPP Units				3,360	10,080	16,800			$209,000
		2016 STI Program	$175,000	$350,000	$525,000
____________________
(1) The dollar amounts presented in these columns represent awards at threshold, target and maximum levels under the 2016 STI Program. The actual award amounts earned under the 2016 STI Program for 2016 are set forth on page 28.
(2) The unit amounts presented in these columns represent awards at threshold, target and maximum levels under the 2015 Outperformance Plan.
(3) The amounts presented in this column represent the full grant date fair value of equity awards (calculated pursuant to FASB ASC Topic 718), and, in respect of the OPP Units, represents the grant date fair value of the Maximum Potential Units that may be earned.

Shares or Units Vested in 2016

	Restricted Common Share Awards		Unit Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeffrey S. Olson	—	—	—	—
Robert Minutoli	—	—	6,276	$149,338
Mark J. Langer	—	—	10,513	$266,873
Michael Zucker	681	$16,205	—	—
Bernie Schachter	—	—	—	—
____________________
(1) Computed by multiplying the number of shares or units that vested by the average of the high and low price of our common shares on the date of vesting. A portion of Mr. Zucker's shares that vested were withheld to satisfy withholding taxes.

Narrative to Summary Compensation Table

Olson Employment Agreement
Vornado entered into an amended and restated employment agreement with Jeffrey S. Olson, which became effective on September 1, 2014 (the “Olson Agreement Effective Date”) and which has an initial term of five years, with automatic one-year renewals thereafter unless either party provides the other party at least 90 days’ prior notice of nonrenewal. The employment agreement provides that, during the term of the agreement, Mr. Olson will serve as the Chairman of our Board and Chief Executive Officer of UE.
The employment agreement provides for an annual base salary of $1,000,000 and a target annual bonus of 100% of annual base salary paid 50% in cash and 50% in equity awards that vest ratably over four years. Pursuant to his employment agreement, the annual bonus paid in respect of fiscal year 2015 was not permitted to be less than $1,000,000. Also, Mr. Olson is eligible to receive grants each year while he is employed with UE under UE’s long-term incentive compensation plans of options to purchase Common Shares with a grant date Black Scholes value equal to $500,000 that vest 25% on each anniversary of the grant date subject to continued employment. Mr. Olson is entitled to participate in the 401(k) and welfare and benefit plans that are generally offered to UE senior-level executives or employees and to a car and driver.
Pursuant to his employment agreement, on February 17, 2015, UE granted Mr. Olson options to purchase $50 million of Common Shares (the “Initial Olson Option Award”) based on the volume-weighted average trading price of a Common Share on the NYSE for the 20 trading days following (but not including) January 15, 2015 (the “Average UE Price”). The options were granted pursuant to the Omnibus Share Plan. The Initial Olson Option Award will vest 25% on each of the third and fourth anniversaries of the grant date and 50% on the fifth anniversary of the grant date subject to continued employment. Additionally, on February 17, 2015, UE granted Mr. Olson a number of LTIP Units pursuant to the Omnibus Share Plan equal to $5,000,000 divided by the Average UE Price. Shortly after the Olson Agreement Effective Date, Vornado paid Mr. Olson a cash make-whole payment equal to $3,156,952 (which represents $5,000,000 less the value of certain equity awards Mr. Olson received from his prior employer).
Minutoli Employment Agreement
On January 14, 2015, UE entered into an employment agreement with Robert Minutoli, which became effective on the date of the spin-off (the “Minutoli Agreement Effective Date”) and which has an initial term of three years from the Minutoli Agreement Effective Date, with automatic one-year renewals thereafter unless either party provides the other party at least 90 days’ prior notice of nonrenewal. The employment agreement provides that, during the term of the agreement, Mr. Minutoli will serve as Executive Vice President and Chief Operating Officer of UE.
The employment agreement provides for an annual base salary of $500,000 and a target annual bonus of 100% of annual base salary paid 100% in cash. Mr. Minutoli is eligible to receive grants each year while he is employed with UE under UE’s long-term incentive compensation plans of LTIP Units equal to $350,000 divided by the fair market value of a Common Share on the grant date, which vest ratably over three years subject to continued employment. Mr. Minutoli is entitled to participate in the 401(k) and welfare and benefit plans that are generally offered to UE senior-level executives or employees and reimbursement of life, disability and similar insurance premiums in an amount not to exceed $30,000 in any calendar year.

Pursuant to his employment agreement, on February 17, 2015, UE granted Mr. Minutoli (1) a number of LTIP Units equal to $2,000,000 divided by the Average UE Price, which LTIP Units were fully vested at the time of issuance (the “Initial Minutoli Vested Award”), and (2) a number of LTIP Units equal to $600,000 divided by the Average UE Price, which LTIP Units vest ratably over four years subject to continued employment (the “Initial Minutoli Unvested Award” and, with the Initial Minutoli Vested Award, the “Initial Minutoli Awards”).
Langer Employment Agreement
On April 20, 2015, Mark Langer was appointed to the position of Executive Vice President and Chief Financial Officer of the Company. Mr. Langer and UE are parties to an employment agreement that stipulated that Mr. Langer’s employment would commence on July 1, 2015, or an earlier date mutually agreed between Mr. Langer and UE, which mutually-agreed date was April 20, 2015 (the “Langer Agreement Effective Date”). The initial term of the employment agreement extends for four years following the Langer Agreement Effective Date, with automatic one-year renewals thereafter unless either party provides the other party at least 90 days’ prior notice of nonrenewal.
The employment agreement provides for an annual base salary of $525,000 and a target annual bonus of 100% of annual base salary paid 50% in cash and 50% in equity awards that vest ratably over three years subject to continued employment. Additionally, Mr. Langer is eligible to receive annual grants while he is employed with UE under UE’s long-term incentive compensation plans of options to purchase Common Shares with a grant date Black Scholes value equal to $200,000, which vest ratably over three years subject to continued employment. Mr. Langer is entitled to participate in the 401(k) and welfare and benefit plans that are generally offered to UE senior-level executives or employees, a car and driver, reimbursement of life, disability and similar insurance premiums in an amount not to exceed $30,000 in any calendar year and relocation expense reimbursement.
Pursuant to his employment agreement, on April 20, 2015, UE granted Mr. Langer (1) options to purchase Common Shares with a grant date Black Scholes value equal to $500,000 that vest ratably over four years subject to continued employment (the “Initial Langer Option Award”) and (2) a number of LTIP Units equal to $1,000,000 divided by the volume-weighted average trading price of a Common Share on the NYSE for the ten trading days up to, and including, the grant date, which vest ratably over four years subject to continued employment (the “Initial Langer Restricted LTIP Units”). Additionally, UE made a cash payment to Mr. Langer of $66,000 to compensate him for the forfeited amount of the retention bonus offered to him by his former employer.
Schachter Offer Letter
On May 16, 2016, Bernie Schachter was appointed to the position of Executive Vice President - Asset Management of the Company. Mr. Schachter's offer letter provides for an annualized salary of $350,000 and a target annual bonus of $350,000 for the year ended December 31, 2016 to be paid 50% in cash and 50% in shares of restricted stock that vest ratably over three years. Additionally, the offer letter provides that the Company will endeavor to have the Compensation Committee grant Mr. Schachter an initial equity award of shares of restricted stock valued at $250,000 (the “Initial Schachter Equity Grant”), which shall vest ratably over three years
Pursuant to his offer letter, UE granted Mr. Schachter 9,039 restricted Common Shares with a grant date fair value of $250,000 on May 16, 2016, that vest ratably over three years.

2016 Outstanding Equity Awards at Fiscal Year End

The following table provides information on outstanding equity awards as of December 31, 2016 for each NEO.

	Option Awards							Share and Unit Awards
Name and Applicable Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested($)(2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jeffrey S. Olson
2/8/16	35,014		105,042		$23.52	2/7/26
2/8/16								21,263	$584,945
2/17/15			2,092,137		$23.899	2/17/25				—
11/6/15(1)		—		—			—				84,000	$1,969,800
Robert Minutoli
2/9/16								14,668	$403,516
2/17/15								18,828	$517,959
11/6/15(1)											67,200	$1,575,840
Mark J. Langer
2/8/16			56,657		$23.52	2/7/26
2/8/16								11,163	$307,094
4/20/15	31,888		95,663		$23.515	4/20/25				—
4/20/15								31,540	$867,666
11/6/15(1)											58,800	$1,378,860
Michael Zucker
2/8/16								8,505	$233,972
2/17/15	4,541		9,082		$24.46	2/17/25
2/17/15								1,363	$37,497
11/6/15(1)											33,600	$787,920
Bernie Schachter
5/16/16								9,039	$248,662
5/16/16											16,800	$393,960
________________
(1)The awards under the column entitled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” are awards of OPP Units. OPP Units awarded in 2015 do not have any value unless specified performance criteria are met and specified criteria for converting and/or redeeming the OPP Units for Common Shares are also met. As of December 31, 2016, these criteria had not been met (as the relevant measurement period has not yet ended). In accordance with applicable SEC rules, the values presented in the table for these OPP Units are calculated based on our year-end Common Share price as if the performance, converting and redemption conditions for these units had been met as of that date.
(2)Value based on number of shares or units multiplied by $27.51, which was the price of Common Shares as of the close of business on December 30, 2016.

Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control

Each of our NEOs serves at the pleasure of our Board. The disclosure below describes certain compensation that may become payable to Messrs. Olson, Minutoli, Langer and Schachter as a result of a qualifying termination of employment, based on their respective employment agreement or offer letter, as applicable. In addition, the following disclosure describes the impact of a qualifying termination of employment, a corporate transaction or a change in control under the terms of the equity awards held by each of our NEOs.
Olson Employment Agreement
On any termination of Mr. Olson’s employment, Mr. Olson will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Olson under the terms of any other plan or program. On a termination of Mr. Olson’s employment by UE without cause or by Mr. Olson for good reason, subject to Mr. Olson’s execution of a release, Mr. Olson will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits, (4) vesting of all outstanding unvested equity awards and (5), if the Initial Olson Option Award has not yet been granted, a lump sum Make-Whole Severance Payment. Stock options held by Mr. Olson will remain exercisable for 60 days following termination (or, if earlier, for the remainder of the term of the option). For purposes of Mr. Olson’s employment agreement:

•
The “Severance Amount” equals two times Mr. Olson’s base salary and target annual bonus unless the termination is within three months prior to, in connection with or within two years following a change in control of UE (a “Qualifying CIC Termination”), in which case it will equal three times Mr. Olson’s base salary and target annual bonus.

•
The “Pro Rata Bonus” equals a pro rata portion of Mr. Olson’s annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, means the greater of that amount and Mr. Olson’s target annual bonus.

•	The “Medical Benefits” require UE to provide Mr. Olson medical insurance coverage substantially identical to that provided to other senior executives for three years, subject to applicable law.

•	The “Make-Whole Severance Payment” equals $10,000,000.
The Initial Olson Option Award was granted to Mr. Olson on February 17, 2015. On a termination of Mr. Olson’s employment due to death or disability, Mr. Olson will be entitled to vesting of the Initial Olson Option Award.
Mr. Olson is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Olson’s employment terminates for any reason.
In the event that payments or benefits owed to Mr. Olson constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Olson receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Olson’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Olson’s incapacity due to physical or mental illness or after Mr. Olson’s notice of termination for good reason) that Mr. Olson fails to remedy to the reasonable satisfaction of UE within 30 days after UE’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of UE.
Mr. Olson may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Olson gives written notice of such event to UE (provided that such notice is given to UE within 30 days after Mr. Olson becomes aware of the event): (1) a material reduction in base salary, aggregate annual cash compensation opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Olson’s position, authority, duties or responsibilities; (3) a relocation of Mr. Olson’s location of employment to a location outside of Manhattan or outside of 30 miles of Paramus, New Jersey; or (4) UE’s material breach of any provision of the employment agreement, including (a) Mr. Olson not holding the title of Chairman and Chief Executive Officer, (b) delivery by UE of a notice of non-renewal of the employment agreement, (c) UE’s failure to appoint or elect Mr. Olson to the Board or removal of Mr. Olson from the Board, (d) a failure of a successor to UE to assume the employment agreement and (e) a material change in Mr. Olson’s reporting relationship inconsistent with the terms of his employment agreement.

Minutoli Employment Agreement
On any termination of Mr. Minutoli’s employment, Mr. Minutoli will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Minutoli under the terms of any other plan or program. On a termination of Mr. Minutoli’s employment by UE without cause or by Mr. Minutoli for good reason, subject to Mr. Minutoli’s execution of a release, Mr. Minutoli will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits, (4) vesting of all service-based vesting conditions on outstanding unvested equity awards (provided that such awards remain subject to any performance-based vesting conditions) and (5) if the Initial Minutoli Awards have not yet been granted, a cash payment equal to $2,600,000. Stock options held by Mr. Minutoli will remain exercisable for 60 days following termination (or, if earlier, for the remainder of the term of the option). For purposes of Mr. Minutoli’s employment agreement:

•
The “Severance Amount” equals 1.5 times the sum of Mr. Minutoli’s base salary and target annual bonus, unless the termination is within three months prior to, in connection with or within two years following a change in control of UE (a “Qualifying CIC Termination”), in which case it equals 2.5 times the sum of Mr. Minutoli’s base salary and target annual bonus.

•
The “Pro Rata Bonus” equals a pro rata portion of Mr. Minutoli’s annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, the greater of that amount and Mr. Minutoli’s target annual bonus.

•
The “Medical Benefits” require UE to provide Mr. Minutoli medical insurance coverage substantially identical to that provided to other senior executives for one year following termination or, on a Qualifying CIC Termination, for two years following termination, in each case subject to applicable law.

The Initial Minutoli Awards were granted on February 17, 2015. On a termination of Mr. Minutoli’s employment due to death or disability, Mr. Minutoli will be entitled to vesting of the Initial Minutoli Unvested Awards.
On a termination of Mr. Minutoli’s employment due to his retirement after an initial term of three years from the Minutoli Agreement Effective Date and, if he provides the Company at least 12 months’ advance notice and actively assists the Company during the notice period in transitioning his duties to a successor, then Mr. Minutoli will be entitled to vesting of all service-based vesting conditions of his unvested equity awards, provided that such awards will remain subject to any performance-based vesting conditions.
Mr. Minutoli is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Minutoli’s employment terminates for any reason.
In the event that payments or benefits owed to Mr. Minutoli constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Minutoli receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Minutoli’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Minutoli’s incapacity due to physical or mental illness or after Mr. Minutoli’s notice of termination for good reason) that Mr. Minutoli fails to remedy to the reasonable satisfaction of UE within 30 days after UE’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of UE.
Mr. Minutoli may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Minutoli’s written notice of such event (provided that such notice is given to UE within 30 days after Mr. Minutoli becomes aware of the event): (1) a material reduction in base salary, annual bonus opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Minutoli’s position, authority, duties or responsibilities; (3) a relocation of Mr. Minutoli’s location of employment to a location outside of Manhattan or more than 30 miles outside of Paramus, New Jersey; or (4) UE’s material breach of any provision of the employment agreement, including (a) Mr. Minutoli not holding the title of Chief Operating Officer, (b) delivery by UE of a notice of non-renewal of the Agreement, (c) a failure of a successor to UE to assume the Agreement and (d) a material change in Mr. Minutoli’s reporting relationship.

Langer Employment Agreement
On any termination of Mr. Langer’s employment, Mr. Langer will be entitled to payment of any earned but unpaid base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Langer under the terms of any other plan or program. On a termination of Mr. Langer’s employment by UE without cause or by Mr. Langer for good reason, subject to Mr. Langer’s execution of a release, Mr. Langer will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits, (4) vesting of all outstanding unvested equity awards and (5) if the Initial Langer Option Award and Initial Langer Restricted LTIP Units have not been granted, a lump sum cash payment equal to $1,500,000. Stock options held by Mr. Langer will remain exercisable for 60 days following termination (or, if earlier, for the remainder of the term of the option). For purposes of Mr. Langer’s employment agreement:

•
The “Severance Amount” equals 1.5 times the sum of Mr. Langer’s base salary and target annual bonus, unless the termination is within three months prior to, in connection with or within two years following a change in control of UE (a “Qualifying CIC Termination”), in which case it equals 2.5 times the sum of Mr. Langer’s base salary and target annual bonus.

•
The “Pro Rata Bonus” equals a pro rata portion of Mr. Langer’s annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, the greater of that amount and Mr. Langer’s target annual bonus.

•
The “Medical Benefits” require UE to provide Mr. Langer medical insurance coverage substantially identical to that provided to other senior executives for one year following termination or, on a Qualifying CIC Termination, for two years following termination, in each case subject to applicable law.

The Initial Langer Option Award was granted to Mr. Langer on April 20, 2015. On a termination of Mr. Langer’s employment due to death or disability, Mr. Langer will be entitled to vesting of the Initial Langer Option Award and Initial Langer Restricted LTIP Units.
Mr. Langer is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Langer’s employment terminates for any reason.
In the event that payments or benefits owed to Mr. Langer constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Langer receiving a higher net-after-tax amount than he would have absent such reduction.
“Cause” generally means Mr. Langer’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Langer’s incapacity due to physical or mental illness or after Mr. Langer’s notice of termination for good reason) that Mr. Langer fails to remedy to the reasonable satisfaction of UE within 30 days after UE’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of UE.
Mr. Langer may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Langer’s written notice of such event (provided that such notice is given to UE within 30 days after Mr. Langer becomes aware of the event): (1) a material reduction in base salary, annual bonus opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Langer’s position, authority, duties or responsibilities; (3) a relocation of Mr. Langer’s location of employment to a location outside of Manhattan or more than 30 miles outside of Paramus, New Jersey; or (4) UE’s material breach of any provision of the employment agreement, including (a) Mr. Langer not holding the title of Chief Financial Officer, (b) delivery by UE of a notice of non-renewal of the Agreement, (c) a failure of a successor to UE to assume the Agreement and (d) a material change in Mr. Langer’s reporting relationship.

Schachter Offer Letter
On a termination of Mr. Schachter's employment by UE without cause, or by Mr. Schachter for good reason, if the Initial Schachter Equity Grant has not been fully vested, the unvested portion of the Initial Schachter Equity Grant shall continue to vest according to the schedule set forth in the offer letter, notwithstanding the fact that Mr. Schachter will no longer be an employee of the Company at such time.
On a termination of Mr. Schachter's employment by UE without cause, or by Mr. Schachter for good reason, the Company shall pay or cause to be paid to Mr. Schachter a cash severance payment in an amount equal to (i) one year of his then-current base salary; plus (ii) the amount of his target bonus for that year. For these purposes, “cause” means (a) conviction of, or plea of guilty or nolo contendre to, a felony; or (b) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Schachter's incapacity due to physical or mental illness or after Mr. Schachter's notice of termination for good reason) that he fails to remedy after notice from the Company; or (c) willful misconduct that is or may reasonably be expected by the Company to have a material adverse effect on the reputation or interests of the Company or any of its affiliates; and “good reason” means (a) material diminution in the employee's position, authority, duties or responsibilities; (b) a reduction in the employee’s base salary; or (c) a relocation of the employee’s own office location to a location more than 30 miles from employee's current office.
Employee Retirement Plan

The Company does not maintain a retirement plan other than a 401(k) plan.

Deferred Compensation

The Company does not currently sponsor or operate any deferred compensation programs that are generally offered to all eligible employees or to any of the NEOs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Trustees of Urban Edge Properties, a Maryland real estate investment trust (the “Company”), has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities and Exchange Commission with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Amy B. Lane (Chair)
Michael A. Gould
Steven J. Guttman

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our shareholders an opportunity to indicate whether they support our compensation program for our Name Executive Officers as described in this Proxy Statement by voting for or against the resolution that appears below. This vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. We believe that it is appropriate to seek the views of our shareholders on the design and effectiveness of our executive compensation program. Although the vote on this resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote and will carefully consider the outcome of the vote when making future compensation decisions for our Name Executive Officers.
Our executive compensation program is designed to encourage high performance, promote accountability and motivate our executives to achieve our business objectives while aligning their interests with those of our shareholders. To achieve these goals, significant portions of targeted compensation may only be earned upon achievement of specific performance goals and are delivered in the form of equity. Base salary is the only type of compensation awarded to our Name Executive Officers that is fixed and not subject to any time or performance based vesting
We believe that a majority of the compensation paid to our Name Executive Officers should be closely aligned with our performance on both a short-term and long-term basis. As such, our executive compensation program includes incentive-based elements where the remuneration realized by each executive varies based on Company performance. For long-term incentive compensation, we grant a combination of time and performance vesting equity-based awards. Other than equity-based awards granted to our Name Executive Officers to make them whole for compensation amounts forfeited by joining the Company and for awards to induce them to join the Company, the majority of the equity-based awards granted to our CEO and other Name Executive Officers is in the form of performance-based units that vest only upon achievement of goals tied to the absolute and relative performance of our Common Shares over a three-year performance period. We believe equity-based awards that vest over multiple years ensures that the majority of each executive’s compensation opportunity is tied to our shareholders, with emphasis on share price appreciation and dividend growth, for the executives to realize value.
Prior to voting on this proposal, shareholders are encouraged to read the sections entitled “Executive Officer Compensation-Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement, which describe in more detail our executive compensation program and the compensation decisions made by our Compensation Committee in 2016. For the reasons discussed above, we believe our compensation program for our Name Executive Officers is instrumental in helping us achieve our operational and financial goals. Accordingly, we believe that our compensation program should be endorsed by our shareholders, and we are asking our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s Name Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission.”
THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which we and our significant shareholders, Trustees and our executive officers or their respective immediate family members are participants (including transactions required to be disclosed under Item 404 of Regulation S-K) to determine whether such persons have a direct or indirect material interest in the transaction. Our policy (as set forth in our Code of Business Conduct and Ethics) is to determine whether such persons have a direct or indirect material interest in the transaction. In determining whether such an interest exists, we apply the standards set forth in Item 404 of Regulation S-K, our Code of Business Conduct and Ethics and our Corporate Governance Guidelines.
Our legal and financial staff is primarily responsible for the development and implementation of processes and controls to obtain information from our significant shareholders, Trustees and our executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in this Schedule 14A. We also disclose transactions or categories of transactions we consider in determining that a Trustee is independent.
In addition, our Audit Committee and/or our Corporate Governance and Nominating Committee reviews and, if appropriate, approves or ratifies any related person transaction that is required to be disclosed. These committees, in the course of their review of a disclosable related-party transaction, consider: (1) the nature of the related person’s interest in the transaction; (2) the material terms of the transaction; (3) the importance of the transaction to the related person; (4) the importance of the transaction to the Company; (5) whether the transaction would impair the judgment of a Trustee or executive officer to act in the best interest of the Company; and (6) any other matters these committees deem appropriate.
The following is a summary of related person transactions since January 1, 2016, other than compensation arrangements which are described under “Executive Officer Compensation” and “Compensation of Trustees.” The related person transactions listed below were all approved by our Board.
Transition Services Agreement

UE and Vornado entered into a Transition Services Agreement on January 15, 2015, prior to the separation, pursuant to which Vornado and its subsidiaries will provide various corporate support services to the Company on an interim, transitional basis. The services provided to UE include treasury management, human resources, information technology, tax, financial reporting, SEC compliance, risk management and insurance. Costs of the services provided to UE by Vornado during 2016 were $836,304. These costs are expected to diminish over time as UE fills vacant positions and builds its own infrastructure. We believe that the terms are comparable to those that would have been negotiated on an arm’s-length basis.
Initially the Transition Services Agreement was to terminate two years after the date of its execution, but in 2016 the health benefits, information technology and risk management services under the Transition Services Agreement were extended until July 2018 or, if earlier, the date that such services are no longer provided under the agreement. Either party may terminate the agreement if the other party experiences a change-in-control, and UE, as the recipient for a particular service, generally may terminate a service prior to the scheduled expiration date of such service.
Subject to certain exceptions, the liability of each party under the Transition Services Agreement will generally be limited to the aggregate fees paid pursuant to the Transition Services Agreement during the 12-month period immediately preceding the applicable claim for losses or damages. The Transition Services Agreement also specifies that the provider of a service shall not be liable to the recipient of such service for any special, indirect, incidental, consequential or punitive damages.
Lease of Office Space from Vornado

In connection with the spin-off, UE entered into a lease with Vornado pursuant to which UE leases office space at 210 Route 4 East, Paramus, New Jersey, 07652, Vornado’s administrative headquarters. UE also entered into a lease with Vornado pursuant to which UE will lease office space at 888 Seventh Avenue, New York, New York, 10019, Vornado’s executive headquarters. Rent payments will generally be adjusted each year of each lease to reflect increases or decreases in operating and maintenance expenses and other factors. Rent payments in 2016 were $939,765, comprised of rent for 210 Route 4 East, Paramus, New Jersey 07652 in the amount of $539,478 and 888 Seventh Avenue, New York, New York 10019 in the amount of $400,287.

Property Management and Leasing Services

In connection with the spin-off, the Company and Vornado entered into a property management agreement under which the Company provides management, development, leasing and other services to certain properties owned by Vornado and its affiliates, including Interstate Properties (“Interstate”) and Alexander’s, Inc. (NYSE:ALX). Interstate is a general partnership that owns retail properties in which Steven Roth, Chairman of Vornado’s Board and Chief Executive Officer of Vornado, and a member of our Board of Trustees, is the managing general partner. Interstate and its partners beneficially owned an aggregate of approximately 7.1% of the common shares of beneficial interest of Vornado as of December 31, 2016. As of, and for the twelve months ended December 31, 2016, Vornado owned 32.4% of Alexander’s, Inc. We recognized management and development fee income of $1.8 million, $2.3 million and $0.5 million for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016 and December 31, 2015, there were $0.3 million and $0.7 million of fees, respectively, due from Vornado included in tenant and other receivables in our consolidated balance sheets.

OTHER BUSINESS

The Board has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in this Proxy Statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

NON- GAAP FINANCIAL MEASURES

The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. FFO, FFO as Adjusted, cash NOI and same-property cash NOI are non-GAAP measures commonly used by the Company and investing public to understand and evaluate our operating results and performance. The Company believes net income is the most directly comparable GAAP financial measure to FFO, FFO as Adjusted, cash NOI and same-property cash NOI. Reconciliations of these measures to net income have been provided in the tables below.

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the year ended December 31, 2016. Net income is considered the most directly comparable GAAP measure.

	Year Ended December 31, 2016
	(in thousands)	(per share) (2)
Net income	$96,630	$0.91
Less (net income) attributable to noncontrolling interests in:
Operating partnership	(5,812)	(0.05)
Consolidated subsidiaries	(3)	—
Net income attributable to common shareholders	90,815	0.86
Adjustments:
Gain on sale of real estate	(15,618)	(0.15)
Rental property depreciation and amortization	55,484	0.53
Limited partnership interests in operating partnership	5,812	0.05
FFO Applicable to diluted common shareholders(1)	136,493	1.29

Transaction costs	1,405	0.01
Tenant bankruptcy settlement income	(2,378)	(0.02)
Benefit related to income taxes	(625)	(0.01)
FFO as Adjusted applicable to diluted common shareholders(1)	$134,895	$1.27

Weighted average diluted common shares - FFO(1)	106,099
__________________
(1) OP and vested LTIP Units are excluded from the calculation of earnings per diluted share for the twelve months ended December 31, 2016 because their inclusion is anti-dilutive. FFO includes earnings allocated to unitholders as the inclusion of these units is dilutive to FFO per share.
(2) Individual items may not add up due to total rounding.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of cash NOI, same-property cash NOI (with and without redevelopment) to net income, the most directly comparable GAAP measure, for the year ended December 31, 2016 and 2015.

	Twelve Months Ended December 31,
(Amounts in thousands)	2016	2015
Net income	$96,630	$41,348
Add: Income tax expense (benefit)	804	1,294
Income before income taxes	97,434	42,642
Gain on sale of real estate	(15,618)	—
Interest income	(679)	(150)
Interest and debt expense	51,881	55,584
Operating income	133,018	98,076
Depreciation and amortization	56,145	57,253
General and administrative expense	27,438	32,044
Transaction costs	1,405	24,011
NOI	218,006	211,384
Less: non-cash revenue and expenses	(6,465)	(6,122)
Cash NOI(1)	211,541	205,262
Adjustments:
Cash NOI related to properties being redeveloped(1)	(17,315)	(17,497)
Tenant bankruptcy settlement income(3)	(2,378)	(4,022)
Management and development fee income from non-owned properties	(1,759)	(2,261)
Cash NOI related to properties acquired, disposed, or in foreclosure(1)	(2,246)	(1,920)
Environmental remediation costs	—	1,379
Real estate tax settlement income related to prior periods	—	(532)
Other(2)	156	182
Subtotal adjustments	(23,542)	(24,671)
Same-property cash NOI	$187,999	$180,591
Adjustments:
Cash NOI related to properties being redeveloped	17,315	17,497
Same-property cash NOI including properties in redevelopment	$205,314	$198,088
__________________
(1) Cash NOI is calculated as total property revenues less property operating expenses, excluding the net effects of non-cash rental income and non-cash ground rent expense.
(2) Other adjustments include revenue and expense items attributable to non-same properties and corporate activities.
(3) Tenant bankruptcy settlement income includes lease termination income.

FINANCIAL STATEMENTS

A copy of our 2016 Annual Report on Form 10‑K, including our financial statements for the year ended December 31, 2016, is being furnished to shareholders concurrently herewith.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Shareholder proposals intended to be presented at the 2018 annual meeting of shareholders must be received by our Secretary at our principal executive offices no later than November 30, 2017 in order to be considered for inclusion in our proxy statement relating to the 2017 annual meeting of our shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”). While the Board will consider shareholder proposals, we reserve the right to omit from our annual proxy statement shareholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
Our Bylaws currently provide that, in order for a shareholder to nominate a candidate for election as a Trustee or a shareholder to propose other business to be presented at our 2018 annual meeting of shareholders, other than a shareholder proposal included in our Proxy Statement pursuant to Rule 14a-8, notice of such nomination or proposal must be delivered to our Secretary at our executive office not earlier than October 3, 2017 and no later than 5:00 p.m., Eastern Time, on November 30, 2017, except that, if the 2018 annual meeting of our shareholders is originally scheduled for a date that is before April 10, 2018 or after June 9, 2018, notice must be delivered no earlier than the 150th day prior to the date of the 2018 annual meeting of our shareholders and not later than 5:00 p.m., Eastern Time on the later of the 120th day prior to the date of the 2018 annual meeting of shareholders, as originally convened, or the tenth day following the day on which public announcement of the date of the 2018 annual meeting of shareholders is first made. The public announcement of a postponement or adjournment of an annual meeting will not extend or restart any time period for giving such a notice. Any such proposal should be mailed to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary.
By Order of the Board of Trustees,
ROBERT C. MILTON III
Executive Vice President, General Counsel and Secretary
March 30, 2017

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the on May 9, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it by May 9, 2017 to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION
To vote and/or attend the meeting, go to the "shareholder meeting registration" link at www.proxyvote.com.

URBAN EDGE PROPERTIES 888 SEVENTH AVENUE NEW YORK, NY 10019

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

URBAN EDGE PROPERTIES
The Board of Trustees recommends you vote FOR ALL of the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.Election of Trustees	☐	☐	☐
Nominees
01) Michael A. Gould
02) Steven J. Guttman
03) Kevin P. O'Shea

The Board of Trustees recommends you vote FOR proposals 2. and 3.				For	Against	Abstain

2.The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017.				☐	☐	☐

3.The approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in the Proxy Statement.				☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

For address change/comments, mark here.			☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, Form 10‑K is/are available at www.proxyvote.com.

URBAN EDGE PROPERTIES
Annual Meeting of Shareholders
May 10, 2017 9:30AM
This proxy is solicited by the Board of Trustees

The undersigned hereby appoints Mark J. Langer, Robert C. Milton III and Alexandra Kutner, and each of them (with full power of substitution), as proxies for the undersigned, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of beneficial interest of Urban Edge Properties that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 AM Eastern Time on May 10, 2017, at the offices of Sullivan & Cromwell LLP, 535 Madison Avenue, New York, NY 10022, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Trustees’ recommendations.

Address Change/Comments: _____________________________________________________________________
______________________________________________________________________________________________
______________________________________________________________________________________________

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side